UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Public Service Enterprise Group Incorporated

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Public Service Enterprise Group Incorporated
80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 15, 2008
AND
PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on April 15, 2008, at 2:00 P.M., for the following purposes:

1.	To elect three members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2009, each until their respective successors are elected and qualified;

2.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2008;

3.	To consider and act upon a stockholder proposal relating to executive compensation;

4.	To consider and act upon a stockholder proposal relating to the nomination of directors;

5.	To consider and act upon a stockholder proposal relating to the election of directors; and

6.	To transact such other business as may properly come before said meeting or any adjournment thereof.

Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 15, 2008.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR.
Secretary

February 29, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 15, 2008. The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2008/vote/pseg2007ar/

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY FORM.

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) on behalf of the Board of Directors to be voted at the 2008 Annual Meeting of Stockholders. We are a public utility holding company that owns directly four subsidiaries:

•	Public Service Electric and Gas Company (PSE&G), an operating electric and gas utility;

•	PSEG Power LLC (Power), an electric generation and wholesale energy marketing and trading company;

•

PSEG Energy Holdings L.L.C. (Energy Holdings), a company that owns energy-related businesses that operate electric generation and distribution in selected international and domestic markets and provides capital to finance energy-related assets; and

•	PSEG Services Corporation (Services), which provides management and administrative services to us and our subsidiaries.

The mailing address of our principal executive offices is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973) 430-7000. Our Internet website is www.pseg.com.

The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders and made available electronically via the Internet was March 5, 2008.

Annual Meeting Attendance

The Annual Meeting will be held on April 15, 2008 at 2:00 P.M., at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey. We request that if you plan to attend the Annual Meeting, you should indicate so on the proxy form or in voting shares telephonically or electronically. AN ADMISSION TICKET IS PRINTED ON THE TOP PORTION OF EACH PROXY FORM AND SHOULD BE USED BY YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

A proxy given in the form which accompanies this Proxy Statement or a vote telephonically or electronically is revocable. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given, unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the meeting, or you vote the shares subject to the proxy by written ballot.

VOTING SECURITIES AND PROCEDURES

Holders of record of the 508,456,324 shares of Common Stock outstanding on February 15, 2008 will have one vote per share. The number of shares shown here and throughout this Proxy Statement reflects the 2-for-1 split of our Common Stock effective February 4, 2008. The holders of Common Stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy, will constitute a quorum. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for establishing a quorum. Under New York Stock Exchange (NYSE) rules, unless a bank or broker receives voting instructions on Proposals 3, 4 and 5, a broker non-vote will occur with respect to those matters. All votes will be tabulated by an independent inspector of elections.

Proxy Form

Every vote is important. We urge you to sign, date and return the accompanying proxy form whether or not you plan to attend the Annual Meeting. Alternatively, if you are a stockholder of record, you may vote your proxy using the toll-free telephone number listed on the proxy form or via the Internet at the electronic address also listed on the proxy form. When a proxy form is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions.

You may specify your choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by your Board of Directors. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form received from your bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of your bank or broker. If no instructions are received from you by a bank or broker with respect to such shares, the shares may be voted by the bank or broker with respect to Proposals 1 and 2 at the discretion of the bank or broker.

The accompanying proxy includes any shares registered in the names shown on the proxy in Enterprise Direct (formerly, the Dividend Reinvestment and Stock Purchase Plan) and the PSEG Employee Stock Purchase Plan. If no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. If no instructions are received from you with respect to any shares held in the PSEG Employee Stock Purchase Plan, the shares will not be voted.

If you are a participant in the PSEG Thrift and Tax-Deferred Savings Plan or the PSEG Employee Savings Plan you will receive a separate direction card from the respective plan’s trustee for shares that have been allocated to your accounts under the Enterprise Common Stock Fund and your ESOP Accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received, the shares will not be voted.

CORPORATE GOVERNANCE

Our business and affairs are managed by or under the direction of the Board of Directors, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board of Directors has adopted and operates under the PSEG Corporate Governance Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the United States Securities and Exchange Commission (SEC) and the NYSE. The Corporate Governance Principles are posted on our website, www.pseg.com/investor/governance. We will send you a copy upon request.

The Directors are elected by the stockholders to provide direction and oversight to the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors financial and business integrity and performance;

•	Evaluates Board processes and performance, and selects nominees for election to the Board; and

•	Selects and evaluates performance of the Chief Executive Officer (CEO) and other senior executives.

As discussed below under Election of Directors, at the 2007 Annual Meeting, stockholders approved the de-classification of the Board. Directors are elected annually, but each director will serve out his or her term remaining as of the 2007 Annual Meeting.

The Board has full and free access to all members of management and may hire independent consultants and advisors as it deems necessary.

Independence

Under our Corporate Governance Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Corporate Governance Principles. These standards require that to be independent:

•	A director may not be an employee of ours or any of our subsidiaries;

•	No member of the director’s immediate family may be one of our executive officers or an executive officer of one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

•

A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us or our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

•	A director may not be an executive officer of a charity, if contributions by us and our subsidiaries in any year exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board has determined that all of the current directors, including Ernest H. Drew, who will retire effective April 15, 2008, are independent under the Corporate Governance Principles and the requirements of the NYSE, except Ralph Izzo, the Chairman of the Board, President and CEO, who is an employee of the Company. Similarly, E. James Ferland, who served as Chairman of the Board and CEO until March 31, 2007, was not independent under these criteria, as he was an employee of the Company. These determinations were based upon a review of the questionnaires submitted by each director, our relevant business records, publicly available information and the applicable SEC and NYSE requirements.

The Board has an Audit Committee, a Corporate Governance Committee, a Finance Committee and an Organization and Compensation Committee, each consisting solely of independent directors. Effective January 2008, the Board created a Fossil Generation Operations Oversight Committee and a Nuclear Generation Operations Oversight Committee, each also consisting solely of independent directors, replacing its Nuclear Committee. Each of these committees has a charter that defines its roles and responsibilities. The charters are posted on our website, www.pseg.com/investor/governance. We will send you a copy of any or all of the committee charters upon request.

Presiding Director

In June 2007, the Board of Directors amended the Corporate Governance Principles and established the position of Presiding Director. The Presiding Director:

•	Chairs the executive sessions of the Board;

•	Consults with the CEO on Board agendas;

•	Advises the CEO on the quality and timeliness of information provided to the Board;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary all communications directed to the non-management directors.

The Presiding Director serves for a two-year term commencing with the organization meeting of the Board following the Annual Meeting of Stockholders and may serve up to an additional twelve consecutive months if approved by the non-management directors. Richard J. Swift was designated Presiding Director by the Board effective June 19, 2007, for a term expiring at the first meeting of directors after the 2009 Annual Meeting of Stockholders.

Meetings

The Board of Directors holds regular monthly meetings, except in March, May, June, August and September, and meets on other occasions when circumstances require. The Board met ten times in 2007, and, on average, the meetings lasted approximately three hours. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. The Board also conducted an all-day business strategy session in May 2007.

During 2007, Caroline Dorsa, Albert R. Gamper, Jr., Conrad K. Harper and Ralph Izzo also served on the board of directors of PSE&G. The PSE&G board met ten times in 2007. Committee membership and membership on the PSE&G board are shown in the biographies under Election of Directors. Mr. Izzo also served on the boards of directors of Energy Holdings, Power and Services.

The Corporate Governance Principles adopted by the Board of Directors provide that the Board will meet at least eight times each year and in executive session without management in attendance at every meeting unless waived by the Board. When the Board meets in executive sessions, the Presiding Director serves as Chair. Prior to election of a Presiding Director, the Board designated a non- management director, who was the independent Committee Chair most closely associated with the business at hand, to chair the meeting. During 2007, eight executive sessions were held with only independent directors present. In addition, the Audit Committee, the Corporate Governance Committee, the Finance Committee, the Fossil Generation Operations Oversight Committee, the Nuclear Generation Operations Oversight Committee (in 2007, the Nuclear Committee) and the Organization and Compensation Committee each meet in executive session at each meeting, unless waived by the respective Committee.

Under the Corporate Governance Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting. During 2007, each nominee and each other director attended at least 77% of the aggregate number of Board meetings and committee meetings on which he or she served and each attended the 2007 Annual Meeting of Stockholders.

Stock Ownership

Directors are required by the Corporate Governance Principles to own at least 4,000 shares of PSEG Common Stock (including any restricted stock, whether or not vested, any stock units under the 2007 Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) within three years after election to the Board. All directors currently meet this requirement.

Director Retirement Policy

Under the Board’s retirement policy, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders following their seventy-second birthday. Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-second birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies. Directors must submit a letter of resignation upon any change in their primary employment responsibilities.

Communications with the Board

As set forth in the Corporate Governance Principles, you, as a stockholder, and other interested parties may communicate directly with the Board, including the independent directors, by writing to Edward J. Biggins, Jr., Secretary, at Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Presiding Director and to the Chair of the Board Committee most closely associated with the nature of the request. The Secretary has the discretion to not forward communications that are commercial advertisements, other forms of soliciting material or billing complaints.

Committees of the Board

The committees of the Board, their principal functions, membership and meetings are described below. Each Committee annually conducts a performance evaluation of its activities and a review of its charter.

Audit Committee

The Audit Committee’s responsibilities include:

•

Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements and the quality and integrity of our accounting, auditing and financial reporting practices;

•	Appointing, terminating, compensating and overseeing the work of the independent auditor; the independent auditor reports directly to the Audit Committee;

•	Reviewing the independence of the independent auditor and peer review reports of their performance;

•	Pre-approving the services provided and fees paid to the independent auditor for all services to us and our subsidiaries;

•

Reviewing with the independent auditor, management and internal auditors the annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

•	Providing oversight to the internal audit and environmental, health and safety audit functions;

•	Reviewing the status of pending material litigation, as well as legal and business conduct compliance;

•	Reviewing risk management controls, as well as policies with respect to risk assessment and risk management;

•	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	Recommending to the Board of Directors the inclusion of the audited financial statements in our Annual Report on Form 10-K; and

•	Reviewing with management our disclosure controls and procedures.

In accordance with the rules of the SEC and the NYSE, we maintain an Audit Committee consisting solely of directors who are independent of management. The Audit Committee is comprised of three or more independent directors who meet NYSE requirements for financial literacy, including at least one member with accounting or financial management expertise. In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries, in accordance with applicable legal requirements.

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. Also, in accordance with the NYSE rules, the Board has determined that all members of the Audit Committee are financially literate and, in addition, that each member of the Audit Committee possesses financial expertise, as defined in the NYSE rules. The Board of Directors further has determined that each of the members of the Audit Committee, Albert R. Gamper, Jr., Caroline Dorsa, William V. Hickey, Shirley Ann Jackson and Thomas A. Renyi, is an audit committee financial expert as defined under the Sarbanes-Oxley Act of 2002 and the rules of the SEC. The relevant experience of each appears below under Election of Directors.

Management and the Board believe that the current composition of the Audit Committee provides that Committee with the requisite expertise and experience to recommend to the Board of Directors the inclusion of the financial statements in the Annual Report on Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its assessment and enhancement of governance practices, including assurance that there exist adequate independent procedures for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

The Audit Committee meets at least four times per year, and in executive session without management present at each meeting unless waived by the Committee. The Audit Committee held eight meetings in 2007 and met four times in executive session. The Audit Committee Report appears below in this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise and independence;

•

Recommending to the Board membership changes and nominees to maintain requisite balance, while considering the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions, and the contribution by directors to our ongoing business;

•	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources;

•	Recommending to the Board the chairs and members of Board committees;

•	Evaluating the continuity current directors bring to service on the Board versus the benefit from new ideas and perspectives that new members may bring to the Board;

•	Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices;

•	Making recommendations to the Board to improve effectiveness of the Board and its committees;

•	Reviewing and making recommendations to the Board with respect to compensation of directors;

•	Providing input to the Organization and Compensation Committee regarding the performance of the CEO; and

•	Periodically reviewing the Charters of the Board Committees and recommending appropriate changes.

The Corporate Governance Committee consists of three or more independent directors who meet at least two times per year, and in executive session without management present at each meeting unless waived by the Committee. The Corporate Governance Committee met nine times in 2007, including two times in executive session.

The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential nominees. Such firm’s function would be to make recommendations to the Committee of potential candidates for its consideration.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board of Directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. Our By-Laws require that stockholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Stockholders.

The Corporate Governance Committee seeks candidates for the Board of Directors with an attained position of leadership in their field of endeavor, breadth of experience and sound business judgment. It is the policy of the Board of Directors that a person who is not a PSEG employee shall not be recommended initially to the stockholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

The Committee does not believe it is appropriate to set limits on outside board memberships or the length of a director’s service, but monitors these factors to assure that the Board contains an effective mix of people to best further our long-term business interests. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources.

Executive Committee

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board of Directors when the Board is not in session. Membership consists of the Chairman of the Board, the Presiding Director and at least one additional independent director. It did not meet during 2007.

Finance Committee

The Finance Committee’s responsibilities include:

•	Reviewing and recommending to the Board annually our financial plan;

•

Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the risk management practice;

•	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

•

Reviewing with the pension investment committee and management the investment guidelines for and investment performance of the trust funds of our pension plans and our nuclear decommissioning trust fund;

•	Reviewing with management our cash management policies and practices; and

•	Reviewing with management credit agency ratings and analyses.

The Finance Committee consists of three or more members, the majority of whom are independent directors. The Finance Committee meets at least three times per year, and in executive session at each meeting unless waived by the Committee. The Finance Committee held five meetings in 2007 and met two times in executive session.

Nuclear Committee

During 2007, the Nuclear Committee provided an independent basis for evaluating the safety and effectiveness of our nuclear operations. The Nuclear Committee evaluated overall management attention to nuclear safety, regulatory issues, other aspects of nuclear operations and to improvement in operations. The Nuclear Committee consisted of three or more independent directors and met at least three times per year. The Nuclear Committee held four meetings in 2007 and met two times in executive session.

On January 15, 2008, the Board, upon the recommendation of the Corporate Governance Committee, dissolved the Nuclear Committee and created two new Committees, the Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee. The Board felt that a redefined committee with nuclear oversight responsibilities and a new committee dedicated to fossil oversight were appropriate to provide an independent basis for evaluating generation related matters in light of the evolution of our business operations and construction program.

Fossil Generation Operations Oversight Committee

The Fossil Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating the safety and effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•	Monitoring the operating performance of fossil generation including key performance indicator results and trends, and any significant incidents or events at any fossil generating station;

•	Reviewing labor and human relations, environmental, health and safety, and legal and compliance issues related to fossil operations; and

•	Reviewing the results of major inspections, evaluations by external oversight groups and management’s response.

The Fossil Generation Operations Oversight Committee consists of three to six non-management directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Committee did not meet in 2007, as it was created on January 15, 2008.

Nuclear Generation Operations Oversight Committee

The Nuclear Generation Operations Oversight Committee’s responsibilities include:

•

Evaluating the safety and effectiveness of the nuclear generation operations of Power’s subsidiary, PSEG Nuclear LLC (Nuclear), focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•	Monitoring the operating performance of nuclear generation including key performance indicator results and trends, and any significant incidents or events at any nuclear generating station;

•	Reviewing labor and human relations, environmental, health and safety, and legal and compliance issues related to nuclear operations; and

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups, and management’s response.

The Nuclear Generation Operations Oversight Committee consists of three to six non-management directors. The Committee meets at least three times per year, and in executive session at each meeting unless waived by the Committee. The Committee did not meet in 2007, as it was created on January 15, 2008.

Organization and Compensation Committee

The Organization and Compensation Committee’s responsibilities include:

•	Reviewing, approving and modifying, as necessary, our executive compensation policy;

•	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

•	Reviewing and making recommendations to the Board of Directors concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

•	Administering the compensation program for executive officers and key employees;

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation level based on this evaluation;

•	Annually reviewing management succession and development plans and performance reviews for the CEO and certain other key members of management;

•	Monitoring compliance with the Stock Ownership and Retention Policy; and

•	Reviewing the Compensation Discussion and Analysis in our Annual Report on Form 10-K and this Proxy Statement.

The Committee has the authority to retain independent compensation consultants, with sole authority for their hiring and firing. Since October 2006, the Committee has retained Frederic W. Cook & Co., Inc. (Cook) as its executive compensation consultant to provide the Committee information and advice independently from management. Cook does not and will not perform any other services for us or our subsidiaries. Its only roles are advising the Committee on executive compensation, and the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. Responsibility for assignment to, and evaluation of work by Cook is solely that of the Committee and, beginning in April 2007 with respect to non-officer directors, the Corporate Governance Committee. In furtherance of Cook’s independence, management receives copies of certain materials provided by Cook to the Committee only after the materials have been provided to the Committee. The scope of Cook’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, benefit plans, provision of comparative industry trends and peer data and the recommendation of program and pay level changes.

We pay the fees of the compensation consultants retained by the Committee. In addition, we have agreed to indemnify Cook for certain matters related to Cook’s engagement by the Committee, other than matters involving negligence or intentional misconduct by Cook. The Committee also utilizes the services of our internal compensation professionals.

The CEO makes recommendations to the Committee regarding compensation of all executive officers, which are reviewed by the Committee’s consultant. The CEO participates in the Committee’s discussions of those recommendations for other officers. The Committee meets in executive session, without the consultant and without the CEO, to discuss the compensation of the CEO. The Committee makes the determination of CEO compensation in consultation with all the independent directors. The Committee delegates to the CEO limited authority to award long-term incentive compensation plan grants under the PSEG Long-Term Incentive Plan (LTIP) to key employees who are not officers up to an aggregate authorized amount.

The Committee consists of three or more independent directors who meet at least two times per year, and in executive session at each meeting unless waived by the Committee. The Committee held eight meetings in 2007 and met eight times in executive session. The Organization and Compensation Committee Report on Executive Compensation appears below.

Code of Ethics

Our Standards of Integrity (Standards) is a code of ethics applicable to us and our subsidiaries. The Standards are an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards. The Standards apply to all of our directors, employees (including PSE&G’s, Power’s, Energy Holdings’ and Services’ respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions), worldwide. Each such person is responsible for understanding and complying with the Standards. The Standards are posted on our website, www.pseg.com/investor/governance. We will send you a copy on request.

The Standards establish a set of common expectations for behavior to which each employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us. The Standards have been developed to provide reasonable assurance that, in conducting our business, employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

If we adopt any amendment (other than one that is technical, administrative or non-substantive) to or a waiver from the Standards that applies to any director or our, PSE&G’s, Power’s, Energy

Holdings’ or Services’ principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions and that relates to any element enumerated by the SEC, we will post the amendment or waiver on our website, www.pseg.com/investor/governance.

Proposal 1

ELECTION OF DIRECTORS

At the 2007 Annual Meeting, the stockholders approved the amendment of the Certificate of Incorporation to eliminate the classification of directors. All directors will each serve out their terms remaining as of the 2007 Annual Meeting. Directors elected at the 2008 Annual Meeting and at future annual meetings will be elected to serve one-year terms. Directors whose terms expire are eligible for renomination and will be considered by the Corporate Governance Committee in accordance with its policies, which are described above under Corporate Governance-Committees of the Board, and subject to the retirement policy for directors.

Dr. Ernest H. Drew will retire as a Director effective with the convening of the 2008 Annual Meeting. The Board wishes to thank Dr. Drew for his outstanding service to PSEG.

The present terms of three directors, Conrad K. Harper, Shirley Ann Jackson and Thomas A. Renyi, expire at the 2008 Annual Meeting. Therefore, at this year’s meeting, these three directors will be presented for election to serve until the 2009 Annual Meeting, or until their respective successors are elected and qualified. All nominees were elected to their present terms by the stockholders. The present terms of two directors expire at the 2009 Annual Meeting and the present terms of three directors expire at the 2010 Annual Meeting. Those directors will not be elected at the 2008 Annual Meeting.

Our By-Laws currently provide that the Board of Directors shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently set at nine and will be reduced to eight, effective at the convening of the 2008 Annual Meeting, upon Dr. Drew’s retirement.

The nominees listed below were selected by the Board of Directors upon the recommendation of the Corporate Governance Committee. Proxies will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy form or so indicating when voting by telephone or Internet.

If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is further reduced.

We show below for each nominee, and for each director whose term of office will continue after the 2008 Annual Meeting, the period of service as a director, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other present directorships. Beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners.

Nominees For Election As Director

Conrad K. Harper

CONRAD K. HARPER has been a director since May 1997. Age 67. Chair of Finance Committee and member of Corporate Governance Committee, Fossil Generation Operations Oversight Committee and Nuclear Generation Operations Oversight Committee. Director of PSE&G. Of counsel to the law firm of Simpson Thacher & Bartlett LLP, New York, New York since January 2003. Was a partner from October 1996 to December 2002 and from October 1974 to May 1993. Was Legal Adviser, U.S. Department of State from May 1993 to June 1996. Director of New York Life Insurance Company.

Shirley Ann Jackson

SHIRLEY ANN JACKSON has been a director since June 2001. Age 61. Chair of Organization and Compensation Committee and member of Audit Committee, Executive Committee and Finance Committee. Has been President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999. Was previously a director of PSEG from 1987 to 1995, prior to becoming Chair, U.S. Nuclear Regulatory Commission, from July 1995 to July 1999. Was Professor of Theoretical Physics, Rutgers University and a consultant in semiconductor theory to AT&T Bell Laboratories from 1991 to 1995. Director of FedEx Corporation, IBM Corporation, Marathon Oil Corporation, Medtronic, Inc. and the New York Stock Exchange, Inc.

Thomas A. Renyi

THOMAS A. RENYI has been a director since February 2003. Age 62. Member of Audit Committee, Corporate Governance Committee, Finance Committee and Organization and Compensation Committee. Has been Executive Chairman of the Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, since July 2007. Was Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., and The Bank of New York, from February 1998 to July 2007. Was President and Chief Executive Officer of The Bank of New York Company, Inc. from July 1997 to January 1998 and President of The Bank of New York from March 1992 to December 1994. Was President and Chief Executive Officer of The Bank of New York from January 1996 to January 1998 and President and Chief Operating Officer from December 1994 to December 1995. Director of The Bank of New York Mellon Corporation and The Bank of New York.

Directors Whose Terms Continue Beyond the 2008 Annual Meeting
And Who Are Not Subject to Election this Year
Directors Whose Terms Expire in 2009

Caroline Dorsa

CAROLINE DORSA has been a director since February 2003. Age 48. Member of Audit Committee, Corporate Governance Committee and Finance Committee. Director of PSE&G. Has been Senior Vice President of Global Human Health, Strategy and Integration of Merck & Co., Inc. (Merck), Whitehouse Station, New Jersey, which discovers, develops, manufactures and markets human and animal health products, since February 2008. Was Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc, from November 2007 to January 2008. Was Senior Vice President and Chief Financial Officer of Avaya, Inc., Basking Ridge, New Jersey, from February 2007 to November 2007. Was Vice President and Treasurer of Merck from December 1996 to January 2007.

Albert R. Gamper, Jr.

ALBERT R. GAMPER, JR. has been a director since December 2000. Age 66. Chair of Audit Committee and member of Executive Committee, Finance Committee and Organization and Compensation Committee. Director of PSE&G. Until retirement, was Chairman of the Board of CIT Group, Inc., Livingston, New Jersey, a commercial finance company, from July 2004 until December 2004. Was Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004. Was Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc. from June 2002 to September 2003 and was President and Chief Executive Officer of CIT Group, Inc. from February 2002 to June 2002. Was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002. Was Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc., from January 2000 to June 2001. Was President and Chief Executive Officer of CIT Group, Inc. from December 1989 to December 1999. Trustee to the Fidelity Group of Funds.

Directors Whose Terms Expire in 2010

William V. Hickey

WILLIAM V. HICKEY has been a director since October 2001. Age 63. Member of Audit Committee, Fossil Generation Operations Oversight Committee, Nuclear Generation Operations Oversight Committee and Organization and Compensation Committee. Has been President and Chief Executive Officer of Sealed Air Corporation, Saddle Brook, New Jersey, which manufactures food and specialty protective packaging materials and systems, since March 2000. Was President and Chief Operating Officer from December 1996 to February 2000 and, prior to that, Executive Vice President from 1994 to December 1996. Director of Sealed Air Corporation and Sensient Technologies Corporation.

Ralph Izzo

RALPH IZZO has been a director since October 2006. Age 50. Director of PSE&G, Energy Holdings and Power. Chair of the Executive Committee. Chairman of the Board, President and Chief Executive Officer of PSEG since April 1, 2007. Was President and Chief Operating Officer of PSEG from October 2006 to April 2007 and President and Chief Operating Officer of PSE&G from October 2003 to October 2006 and was a Vice President in charge of various functions, including Corporate Planning, Appliance Services and Utility Operations from March 1998 to October 2003.

Richard J. Swift

RICHARD J. SWIFT has been a Director since December 1994. Age 63. Has been Presiding Director since June 2007. Chair of Nuclear Generation Operations Oversight Committee, Chair of Fossil Generation Operations Oversight Committee and member of Corporate Governance Committee, Executive Committee and Organization and Compensation Committee. Was Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006. Was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until October 2001. Was President and Chief Operating Officer of Foster Wheeler Ltd. from December 1992 to April 1994. Director of CVS Caremark Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Directors and Management

The following table sets forth, as of February 15, 2008, the record date, beneficial ownership of Common Stock, including options, by the directors and executive officers named in the Summary Compensation Table. None of these amounts exceeds 1% of the Common Stock outstanding.

Name	Amount and Nature of Beneficial Ownership*
Caroline Dorsa	13,560	[1]
Ernest H. Drew	29,131	[2]
E. James Ferland.	588,252	[3]
Albert R. Gamper, Jr.	15,282	[4]
Conrad K. Harper	21,932	[5]
William V. Hickey	13,932	[6]
Ralph Izzo	1,017,222	[7]
Shirley Ann Jackson	14,310	[8]
Ralph LaRossa	92,827	[9]
William Levis	197,500	[10]
Thomas M. O’Flynn	634,229	[11]
Thomas A. Renyi	12,561	[12]
R. Edwin Selover	131,428	[13]
Richard J. Swift	26,247	[14]
All directors and executive officers as a group (16 persons)	2,936,906	[15]

[1]	Includes 8,800 shares of restricted stock. Includes 1,000 shares jointly owned with husband.

[2]	Includes 15,600 shares of restricted stock.

[3]	Includes the equivalent of 42 shares held under the Thrift Plan. Includes 378,000 shares held in a trust. Mr. Ferland retired effective March 31, 2007.

[4]	Includes 9,600 shares of restricted stock.

[5]	Includes 13,200 shares of restricted stock.

[6]	Includes 9,600 shares of restricted stock.

[7]

Includes the equivalent of 702 shares held under the Thrift Plan. Includes 10,418 shares of restricted stock. Includes options to purchase 874,800 shares, 322,000 of which are currently exercisable. Includes 131,302 shares held in a trust.

[8]	Includes 9,600 shares of restricted stock.

[9]	Includes 2,868 shares of restricted stock. Includes options to purchase 85,000 shares, none of which are currently exercisable.

[10]	Includes 100,000 shares of restricted stock. Includes options to purchase 97,500 shares, none of which are currently exercisable.

[11]	Includes the equivalent of 32 shares held under the Thrift Plan. Includes 7,668 shares of restricted stock. Includes options to purchase 503,800 shares, 376,000 of which are currently exercisable.

[12]	Includes 8,800 shares of restricted stock.

[13]	Includes the equivalent of 24 shares held under the Thrift Plan. Includes 5,134 shares of restricted stock. Includes options to purchase 85,000 shares, 13,000 of which are currently exercisable.

[14]	Includes 14,400 shares of restricted stock.

[15]

Includes the equivalent of 3,332 shares held under the Thrift Plan. Includes 220,588 shares of restricted stock. Includes options to purchase 1,734,100 shares, 733,000 of which are currently exercisable. Includes 509,302 shares held in trusts. Includes 1,360 shares jointly owned with spouses.

*	Reflects the 2-for-1 split of PSEG Common Stock effective February 4, 2008.

Certain Beneficial Owners

The following table sets forth, as of February 15, 2008, beneficial ownership by any person or group known to us to be the beneficial owner of more than five percent of the Common Stock. According to the Schedule 13G filed by the owner with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name and Address	Amount and Nature of Beneficial Ownership	Percent
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	26,427,400[1]	5.2[1]

[1]	As reported on Schedule 13G/A filed February 20, 2008

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2007, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving Common Stock.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Frederic W. Cook, Co., Inc., the Committee’s independent compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Shirley Ann Jackson, Chair
Albert R. Gamper, Jr.
William V. Hickey
Thomas A. Renyi
Richard J. Swift

February 19, 2008

COMPENSATION DISCUSSION AND ANALYSIS

Executive compensation is administered under the direction of the Organization and Compensation Committee (Committee). The Committee is made up of directors who are independent under NYSE rules and our requirements for independent directors.

Compensation Philosophy and Program

We have designed our Executive Compensation Program (Program) in a way that we believe will attract, motivate and retain the high-performing executives who are critical to our long-term success. We believe that we have structured the Program to link executive compensation to successful execution of our strategic business plans and meeting our financial, operational and other corporate targets. This design is intended to provide executives increased compensation when we do well as measured against our goals and to provide less compensation when we do not.

In setting compensation for a particular executive position, the Committee’s philosophy is that the median of compensation of similar positions within an identified peer group of energy companies provides a reasonable starting reference point, which it then adjusts based on the performance and experience of the individual, the ability of the individual to contribute to the long-term success of the Company, and other factors, such as relative pay positioning among executives. The Committee believes that total direct compensation (salary, plus short-term incentive target, plus long-term incentive compensation target) is a better measure for evaluating executive compensation than focusing on each of the elements individually. The Committee does not set a formula to determine the various elements.

As designed, the Committee recognizes that actual delivered short-term and long-term incentive compensation is reflective of individual and corporate performance, so that the total direct compensation may differ from the targeted compensation for each individual in regard to each element of incentive compensation.

The Committee reviews the philosophy and objectives of the Program at least annually. The Committee’s experience is that the evaluations described above must be considered and revised each year in setting compensation for executives. In assessing its continued appropriateness, the Committee examines our success and the contributions of the individual executives in achieving our business plans and annual goals. The Committee considers the motivational impact of the Program in attaining desired business results and our continued ability to attract and retain high-quality executives. Key factors in judging whether the Program has met its goals are the Program’s relationship to our financial results, our future outlook and our ability to attract and retain key executive talent.

The Committee has the responsibility to review, approve and modify, as necessary, the Program and each of its constituent elements.

Compensation Consultant

The Committee has engaged Frederic W. Cook & Co., Inc. (Cook) to perform reviews of our approach to and delivery of executive compensation. The scope of Cook’s engagement includes annual reviews of the CEO’s and other executive officers’ specific compensation levels, including analysis of peer group data and the mix of base salary, equity, incentive and other payments. The results of Cook’s review were used in setting executive officers compensation for 2007. In setting executive base pay levels for 2008 and cash payments determined for 2007 performance under the Management Incentive Compensation Plan (MICP), Cook provided data as to executive compensation trends within the peer group and within general industry. Cook also provided specific compensation data from the peer group’s 2007 proxy statements and reviewed more current peer group data provided by management’s external consultant, Towers Perrin, to assist the Committee in establishing the CEO’s compensation and to assist the Committee in reviewing the CEO’s recommendations for the compensation of other executive officers.

Recent Committee Activities

In setting 2008 compensation for each executive officer, the Committee examined the following elements of compensation:

•	Base salary;

•	Total cash compensation, consisting of base salary plus annual incentive target levels and the performance criteria under the MICP to earn those payments; and

•

Total direct compensation, consisting of total cash compensation plus long-term incentive compensation grant levels and the performance criteria under the Long-Term Incentive Plan (LTIP) to earn those grants.

During several meetings in 2006 and 2007, the Committee considered recommendations from Cook and management with regard to compensation design and effectiveness. As a result, the Committee determined, in January 2007, to adopt a new peer group of companies as a beginning reference point for officer compensation. At the Committee’s December 2007 meeting, the peer group was further modified. These changes are described below under Peer Group.

In addition, after reviewing competitive practices within the peer group and within a larger sample of the energy services industry, the Committee approved the following actions during 2007:

•

Long-term equity awards, including those granted in December 2007, now reflect provisions for prorated vesting upon retirement and for the forfeiture of unvested and unpaid grants and the return of any long-term award received within one year of termination of employment for breaches of non-compete, non-solicitation and confidentiality agreements;

•

Provisions were added to the MICP and LTIP for the repayment by the CEO, CFO and other participants of annual and long-term awards and any profits from the sale of PSEG securities in the year following a restatement of financial statements due to misconduct;

•	A policy for the leasing and use of charter aircraft was adopted; and

•	A Stock Ownership and Retention Policy for officers was adopted.

In addition, in connection with its responsibilities to review, discuss and make a recommendation to the Board in regard to the Compensation Discussion and Analysis included in the annual proxy statement, the Committee reviewed the Company’s process for the reporting of executive compensation and preparation of the proxy statement. The Committee made several recommendations to management and reviewed and discussed management’s responses to SEC comments received on the executive compensation disclosure in our 2007 Proxy Statement.

Compensation Policies

The Committee has established compensation policies to implement the compensation philosophy stated above. To meet our compensation objectives and to focus executive efforts on improving corporate performance, the Committee has developed and currently administers pay delivery systems that fall into three broad categories:

•	Base salary;

•	Annual cash incentive compensation, including annual performance-based incentives; and

•	Long-term incentive compensation, including awards such as restricted stock, restricted stock units, stock options and performance units.

Each of these components of compensation, including our related policies regarding determination and evaluation, is discussed further below. Our policy is to provide a mix of these components in the proportion best designed, as determined by the Committee, to achieve our compensation objectives. The Committee annually reviews with Cook the relationships among these components relative to the peer group, including cash, equity, performance-based pay, incentives, amount at risk and vesting schedules. The Committee does not have specific proportional factors it takes into account when establishing these components. The Committee’s decisions in determining compensation for 2008 were made independent of prior equity awards, outstanding performance units, pensions or future compensation opportunities.

In addition to the above components of compensation, our practice has been to provide the following benefits (described more fully below) to non-represented employees generally, including the named executive officers (NEOs):

•	Post-employment benefits, including defined benefit pension plans, severance and change-in-control benefits;

•	Health care programs;

•	Employee Stock Purchase Plan (5% discount); and

•	A defined contribution plan (the Thrift Plan).

Depending on the individual, NEOs and other key employees are provided with certain additional benefits, such as deferred compensation opportunities, enhanced post-employment benefits and a limited number of perquisites, in amounts deemed appropriate by the Committee and management based on the individual’s position and ability to contribute to the achievement of our business goals.

We do not provide a tax gross-up of benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for gross-ups:

•	contained in certain employment agreements with senior managers, described below;

•	of certain benefits resulting from a termination of employment following a change-in-control for certain executive officers covered under our Key Executive Severance Plan;

•	of relocation expenses under a program generally available to all employees; and

•	upon individual determinations made by management on a case-by-case basis, primarily in the case of newly-hired executives.

Role of Chief Executive Officer

The CEO attends Committee meetings, other than executive sessions. Other executive officers and compensation professionals may attend portions of Committee meetings, as requested by the Committee. The CEO recommends changes to the salaries of his direct reports (who include the NEOs) within an overall base salary budget approved by the Committee and the Committee considers these recommendations in the context of the peer group. The CEO recommends incentive compensation targets (expressed as a percentage of base salary for the MICP) and LTIP grants as well as the associated goals, objectives and performance evaluations. Management’s data provided to the Committee generally includes a recommendation with respect to CEO compensation which, historically, has reflected the average base compensation adjustment and average MICP performance factor of other officers.

The design and effectiveness of compensation policies and programs are reviewed by the CEO periodically in light of general industry trends and the peer group and recommendations for changes are made to the Committee as deemed advisable by the CEO. The CEO reviews such compensation matters with our internal compensation professionals and other consultants. The Committee believes that the role played by the CEO in this process is reasonable and appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Peer Group

The Committee sets executive compensation so as to be competitive with other large energy companies within an identified peer group. The Committee looks at base salary, total cash compensation (base salary plus target annual incentive) and total direct compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking. General industry data may sometimes be taken into consideration for certain positions where valid data for comparable positions may not be available within the peer group.

2007 Peer Group

In determining NEO compensation for 2007, the following group of energy companies with reported net income averaging approximately $1 billion a year and market capitalization averaging about $16 billion was identified as the 2007 peer group. Our net income and market capitalization were approximately at the median of this group.

American Electric Power Company, Inc.
Consolidated Edison, Inc.
Dominion Resources, Inc.
Duke Energy Corporation
Edison International
Entergy Corporation
Exelon Corporation
FirstEnergy Corp.
FPL Group, Inc.
PG&E Corporation
Progress Energy, Inc.
Sempra Energy
The AES Corporation
The Southern Company
The Williams Companies, Inc.
TXU Corp.
Xcel Energy Inc.

2008 Peer Group

In December 2007, management recommended and, after conferring with Cook, the Committee agreed to change the peer group of companies for 2008 executive compensation benchmarking. The Committee agreed to add Constellation Energy and PPL Corp. to the peer panel, since their size and operations are comparable to ours, and to remove AES Corp., TXU and Williams Companies (since AES has principally international operations, TXU is no longer a public company and Williams is principally a gas company). Beginning in 2008, this new peer group is being used as a reference point for competitive executive compensation and also as a major comparison factor in assessing our performance under our annual and long-term incentive plans. The revised peer group had reported net income averaging approximately $1.1 billion a year and market capitalization averaging $19.5 billion. Based on our net income, market capitalization and business focus, the Committee agrees that this group is more closely aligned with us. The new peer group is:

American Electric Power Company, Inc.
Consolidated Edison, Inc.
Constellation Energy Group, Inc.
Dominion Resources, Inc.
Duke Energy Corporation
Edison International
Entergy Corporation
Exelon Corporation
FirstEnergy Corp.
FPL Group, Inc.
PG&E Corporation
PPL Corporation
Progress Energy, Inc.
Sempra Energy
The Southern Company
Xcel Energy Inc.

As an initial positioning, the Committee targets the median (50th percentile) for comparable positions to those of our officers within this peer group for total cash compensation, which is the total of base salary and annual cash incentive compensation. The mix of base salary and annual cash incentive for each of the executive positions is surveyed from this peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual incentive opportunity and long-term compensation opportunity. There is no predetermined formula regarding the allocation of salary and incentives. The mix of incentives is selected to be reflective of the competitive practice found in this peer group for each of the pay components listed above and what the Committee determines to be the right mix of compensation within our officer group. As mentioned above, the Committee believes that total direct compensation is a better approach for evaluating executive compensation than focusing on each of the elements individually.

Compensation Components

Base Salary

The Committee considers the median of the base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers as the reference point for competitive base salaries. The Committee also considers the executive’s current salary and makes adjustments based principally on individual performance and experience. The NEOs’ base salary levels are reviewed annually by the Committee using a budget it establishes for merit increases and salary survey data provided by Towers Perrin. Benchmark competitive base salary levels are determined and established for all the NEOs as well as for other officers. Annually, the individual performance of the executives with respect to individual and corporate performance criteria is determined and taken into account when setting salaries.

The Committee considers base salaries and base salary adjustments for individual NEOs, other than the CEO, based on the recommendations of the CEO, considering the individual’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the executive’s pay in relation to the benchmark median. Performance metrics included achievement of business plans, financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median (50th percentile) of the competitive benchmark data.

For 2007, the merit increase budget was set at 3.75% and base salaries for the NEOs as a group were increased by 3.6%. In 2007, until his retirement on March 31st, Mr. Ferland was paid a salary at an annualized rate of $1,160,000. On Mr. Izzo’s election as President and COO in October 2006, Mr. Izzo’s annual base salary rate was set at $700,000. Effective January 1, 2007, Mr. Izzo’s annual rate of base salary as COO was increased to $725,000. On his election as Chairman of the Board and CEO, effective April 1, 2007, Mr. Izzo’s base annual salary rate was set at $900,000.

For 2008, the merit increase budget was set at 3.75%. For 2008, NEO base salaries, as a group, increased 4.8% from 2007 levels to reflect general market adjustments for comparable positions. The 4.8% average included a special market-based pay adjustment that the Committee determined was needed to reduce the gap between current salary and the competitive pay level reported by the 2007 peer group and the 2008 peer group companies for Mr. LaRossa’s position.

Effective January 1, 2008, the annual rate of base salary for Mr. Izzo was increased by 5.6% to $950,000, which is below the median of base salary provided to CEOs of the peer group companies. In determining base salary for the CEO, the Committee considered his tenure in position, his individual performance during 2007 in relation to achievement of business plans, financial results, safety, human resources management, nuclear operations and civic leadership. The prime reason that Mr. Izzo’s new salary is below the median of the peer group is his relatively recent promotion to the CEO position. The Committee determined the 2008 annual rates of base pay for the other NEOs as $426,000 for Mr. LaRossa, $546,000 for Mr. Levis, $618,000 for Mr. O’Flynn, and $520,000 for Mr. Selover.

Mr. Izzo’s salary of $950,000 exceeds that of other NEOs due to the greater level of duties and responsibilities undertaken by the CEO as the principal executive officer to whom NEOs report, and to whom the board of directors will look for the execution of corporate business plans.

Annual Cash Incentive Compensation

The MICP, which was approved by stockholders in 2004, is an annual cash incentive compensation program for officers. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The goals and measures are established by the CEO for the NEOs reporting to him, and for all other officers by the individual to whom he or she reports. The goals and measures applicable to each NEO for 2007 are further discussed below.

The MICP sets a maximum award fund in any year of 2.5% of our net income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds in use by other companies and review of executive compensation plan practices that were designed to address compliance with the requirements of Internal Revenue Code (IRC) Section 162(m), which, as explained below, limits the Federal income tax deduction for compensation in excess of certain limits. The Committee annually reviews the adequacy of the award fund calculation relative to the Committee’s determination of the appropriate level of annual cash incentive compensation for plan participants. If appropriate, the Committee will recommend for stockholder approval any changes to the MICP it deems required to align the plan’s terms with the our compensation objectives.

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2007 performance under the MICP, these limits were $33,375,425 for the total award pool (of which $10,638,200 was awarded), $3,337,543 for the CEO’s maximum award and $566,753 for each other participant’s maximum award.

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation based on a combination of the achievement of individual performance goals by each officer which determines his/her Individual Performance Factor, as adjusted by overall corporate performance, as measured by the Corporate Factor. The Corporate Factor is a financial measure,

Return on Equity (ROE), which is a relative performance assessment comparing our ROE against the median ROE of other companies. For 2007, ROE was measured against the performance of energy companies that comprise the Dow Jones Utility Index (DJUI). For 2008, the comparison will be to the 2008 peer group. This Corporate Factor is a significant determinant of MICP awards. A maximum award is based on a comparative performance factor of 1.5 and is achieved if our annual ROE, as measured on September 30, exceeds by at least five hundred basis points the median ROE performance of the group of energy companies that make up the DJUI. The minimum award threshold, based on a comparative performance factor of 0.5, is reached if our ROE is not more than five hundred basis points below the DJUI median. If the ROE is less than five hundred basis points below the DJUI median, the comparative performance factor is 0.

Actual incentive awards for participants in the MICP are computed as follows: (A) the participant’s Target Award Amount (% of base salary) is multiplied by (B) the participant’s Individual Performance Factor (0.0 to 1.5), which, in turn, is multiplied by (C) the Corporate Factor to arrive at the Final Award. In no case, however, may a Final Award exceed the lesser of (i) 1.5 times the participant’s Target Award Amount or (ii) the maximum amount allowed for that participant under the total award pool for that year.

Performance goals and levels of achievement for the NEOs for 2007 are set forth below. Each NEO position has a targeted incentive award established by the Committee at the beginning of each year ranging from 60% to 100% of base salary target. Annual incentive awards are intended to provide a competitive level of compensation if we meet our financial goals and the NEO achieves his or her business unit and individual goals. Since MICP targets are set as a percentage of base salary, increases in salary affect target bonuses. Incentive award targets are established for each NEO’s position and reflect the median reported incentive target for similar positions within the peer group.

For the 2007 performance year, based on PSEG’s ROE of 19.0%, as compared with the median ROE of the companies comprising the DJUI of 14.5%, the Corporate Factor applied to MICP participants was 1.45. For reference, the following table shows the three-year comparison of the PSEG ROE with that of the DJUI median return on equity performance as follows:

MICP Corporate Factor
Return On Equity (%)

Year	PSEG	DJUI Median	Corporate Factor
2007	19.0	14.5	1.45
2006	15.3	13.4	1.19
2005	13.2	13.2	1.00

For 2007, Mr. Izzo’s Individual Performance Factor was 1.162, the average of the Individual Performance Factors of all MICP participants. This individual factor was multiplied by the Corporate Factor of 1.45, producing a result in excess of 1.5. The Committee therefore reduced the award to 1.5, as required by the Committee’s administrative regulations under the MICP. The MICP awards of the NEOs for 2007 are shown in the Summary Compensation Table. The Committee made its determinations regarding MICP awards for the 2007 performance year in February 2008, for payment in early March 2008. There were no instances in which the Committee awarded compensation absent achievement of relevant performance goals, or in which it waived or modified goals.

The following table sets forth the goals, measure and performance factors achieved for 2007 for each NEO other than Mr. Ferland. Mr. Ferland’s incentive compensation is separately discussed below, in light of his retirement in March 2007. Under the provisions of the MICP, the Individual Performance Factor achieved by each NEO was multiplied by the Corporate Factor, with the resulting amount subject to a maximum of 1.5 times his/her Target Award amount. The awards of each of the NEOs were limited by this maximum of 1.5, except for Mr. Levis, whose Total Factor was 1.428, The maximum factor was reached because of the relative importance of the Corporate Factor in determining a participant’s Final Award. For 2007, the Corporate Factor was 1.45 out of a maximum of 1.5, which reflects the Company’s strong operating performance and financial results for the year. As indicated above, the MICP is designed to reflect this strong 2007 performance in the awards granted to participants.

2007 MICP Goals and Performance

Name	Individual Performance Target Award[1]		Goals						Overall Performance Result[2]
			Financial		Operational		Strategic
	% of Base Salary	Target $	Weight	Achievement Factor	Weight	Achievement Factor	Weight	Achievement Factor	Individual Factor	Total Factor	Award $
Izzo[3]	95%[8]	855,000	Not Applicable	—	Not Applicable	—	Not Applicable	—	1.162	1.500	1,282,500
O’Flynn[4]	60%	360,000	30%	1.486	30%	1.148	40%	1.050	1.210	1.500	540,000
Levis[5]	60%	318,000	20%	1.500	50%	0.785	30%	0.975	0.985	1.428	454,200
Selover[6]	60%	303,000	20%	1.304	40%	1.195	40%	0.850	1.079	1.500	454,500
LaRossa[7]	60%	228,000	40%	1.469	30%	0.872	30%	0.792	1.087	1.500	342,000

[1]	Percent of annual base salary.

[2]

Individual Performance Factors achieved may range from a minimum of 0.0 to a maximum of 1.50, with targeted performance at 1.0. Each NEO’s Individual Performance Factor as shown above was multiplied by the Corporate Factor to determine the awards as shown in the table. Awards are capped at 1.5 times the target award amount.

[3]	Mr. Izzo’s results reflect an average of all participant goal factors.

[4]	Mr. O’Flynn’s primary goals were:

•	Financial goal addresses earnings and cash flow targets for Energy Holdings (weighted @ 30%). The result was 1.486.

•

Operational goals cover improving credit profile, optimization of capital structure for PSEG Global and Energy Holdings, invester relations effectiveness, fossil operations benchmarking, accuracy of financial reports and the assessment of PSEG’s capital project results (weighted @ 30%). The result was 1.148.

•

Strategic goals include corporate merger and acquisition and overall business strategy (weighted @ 10%), growth opportunity assessments (weighted @ 10%), Energy Master Plan execution (weighted @ 10%) and Energy Holding’s strategic alternatives (weighted @ 10%). The results were 1.000, 1.500. 0.500 and 1.200, respectively.

[5]	Mr. Levis’ primary goals were:

•	Financial goal includes a net income target against business plan (weighted @ 20%). The result on the measure was 1.500.

•

Operational goals include employee safety measures (weighted @ 15%), nuclear operations reliability measures (weighted @ 20%), and fossil operations performance measures (weighted @ 15%). Results were 0.650, 0.500 and 1.300 respectively.

•

Strategic goals cover two areas including meeting cost & scheduling milestones as they relate to fossil operations (weighted @ 15%) and achieving nuclear operational independence from the Exelon operating agreement and the rebuilding of the Energy Resources and Trade organization (weighted @ 15%). Results were 0.750 and 1.200 respectively.

[6]	Mr. Selover’s primary goals were:

•	Financial goal addresses the financial planning and contribution of the Law function to Services (weighted @ 20%). The result on the measure was 1.304.

•	Operation goals include an end-of-year client assessment of services rendered by the various units that make up the Law organization (weighted @ 40%). The result of the measure was 1.195%.

•

Strategic goal include plans to preserve investment in energy efficient and environmentally sound products and services as defined in PSEG’s Energy Master Plan and to support PSEG’s generation business with respect to the impact of programs that regulate greenhouse gases (weighted @ 40%). The result of the measure was 0.850.

[7]	Mr. LaRossa’s primary goals were:

•

Financial goals address total capital expenditures against business plan and productivity improvements from prior year expenditures (weighted @ 10%) and overall earnings against target projections (weighted @ 30%). The results were 1.375 and 1.500, respectively.

•

Operational goals include employee safety measures (weighted @ 10%), customer service satisfaction measures (weighted @ 10%) and electric and gas reliability and safety measures (weighted @ 10%). Results for the safety, customer service and system reliability measures were 0.656, 1.063 and 0.896 respectively.

•

Strategic goals include the introduction of a management business model across PSE&G (weighted @ 5%), the implementation of a new customer service and billing system (weighted @ 10%) and a strategy to preserve investment in energy efficient and environmentally sound products and services -Energy Master Plan (weighted @ 15%). The result for the management model introduction was 1.250, for the customer system implementation was 1.000 and for the Energy Master Plan was 0.500.

[8]	Composite based on 80% for three months and 100% for nine months, reflecting Mr. Izzo’s election as CEO of PSEG on April 1, 2007.

For the 2008 MICP plan year, the Committee has determined to modify the approach to the CEO’s proposed plan award by establishing a set of individual goals for Mr. Izzo. The Committee believes that determining MICP compensation for the CEO on the basis of individual goal results, multiplied by the Corporate Factor, rather than on the basis of the average of the individual performance factors of all officers, will better align the CEO’s individual compensation scheme to that applicable to all officers and will focus the CEO’s efforts on agreed objectives that are important to the Company’s success. The Committee has established an individual performance target award of 100% of base pay and has established the following 2008 individual goals for Mr. Izzo, which the Committee intends to weight approximately equally:

•

Financial performance, including earnings, quality of earnings, credit ratings, access to capital, adequacy of internal controls and compliance and continuous improvement in operational performance to produce strong financial results;

•	Strategic development, including deployment of capital though disciplined investment decisions, optimizing total shareholder return and quality of consultations with the Board;

•	Leadership and management development, including succession planning, the recruitment, development and retention of a diverse, talented workforce and support in the recruitment of Board members; and

•	Thought leadership, including the prominence of PSEG in the public discourse on issues of vital importance to stockholders, employees, customers and policymakers.

The Committee believes that the 2008 goals established for the other NEOs are consistent in nature with their 2007 goals and accordingly are not necessary to an understanding of the NEOs’ 2007 goals and performance. These 2008 goals will be described in the 2009 proxy statement. The NEOs’ 2006 goals and performance were significantly related to the proposed merger with Exelon Corporation, which was cancelled in September 2006. The Committee believes that such goals and performance likewise are not relevant to an understanding of the NEOs’ 2007 goals and performance.

Long-Term Incentive Compensation

The LTIP was approved by stockholders at the 2004 Annual Meeting. To permit flexibility, the LTIP provides for different forms of equity awards including:

•	stock options (the right to purchase shares of Common Stock at a stated price);

•

restricted stock (shares of Common Stock subject to forfeiture if certain service requirements or other restrictions are not met); during the restriction period, recipients of shares of restricted stock may exercise full voting rights with respect to those shares and are entitled to receive all dividends on the shares;

•

restricted stock units (the right to receive shares of Common Stock in the future which is subject to transfer restrictions and a risk of forfeiture or other restrictions that will lapse upon the completion of service by the recipient, or achievement of other objectives); and

•	performance units (the right to receive a stated number of shares of Common Stock upon the attainment of certain performance goals).

NEOs, other officers as determined by the Committee, and other key employees, as selected by the CEO within guidelines established by the Committee, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, to motivate participants toward goal achievement by means of appropriate incentives, to achieve long- range corporate goals, to provide incentive compensation opportunities that are competitive with those of other similar companies and to align participants’ interests with those of our stockholders.

The exercise price of any stock option granted under the LTIP may not be below the closing price of our Common Stock on the date of grant, no repricing may be done without stockholder approval and no discounted options may be granted. Performance goals are used for any performance-based awards.

For grants made in January 2007, the Committee determined that senior officers, including the NEOs, would be granted a long-term award consisting of 50% performance shares and 50% non-qualified stock options. For other participants, January 2007 awards consisted of 50% performance shares and 50% restricted stock. The Committee structured the grants in this manner to increase the performance- related nature of the grants to senior officers. The same weighting and form of long-term award grants to NEOs was used for 2008 compensation awards made in December 2007.

Grant levels are determined by the Committee based upon several factors, including the value of long-term incentive awards made by firms in the peer group to executives in similar positions and whose cash compensation is similar to each NEO as well as the individual’s ability to contribute to our overall success. The level of grants is reviewed annually by the Committee. In general, when making LTIP grants, the Committee’s determinations are made independently from any consideration of the individual’s prior LTIP awards.

The CEO determines his recommendations for the size of LTIP grants for NEOs and each other participant in part by analyzing long-term incentive award values granted to executives for comparable positions as reported in the peer group. Median long-term incentive values for comparable levels of base salary for executive positions within the peer group are used as a further reference for determining the recommended grant size for NEOs and other officers. In making his recommendation for the size of a particular LTIP grant for each NEO, the CEO adjusts this average to reflect the individual’s performance and ability to contribute to the long-term value of the Company.

In January 2007, the Committee granted stock options and performance shares to Mr. Izzo, Mr. Ferland and the other NEOs, as a component of 2007 compensation. Additional grants of performance units and stock options were made in March and June 2007 to Mr. Izzo and Levis, respectively, upon their election to their current positions. In December 2007, grants of stock options and performance units were made to Mr. Izzo and the other NEOs as a component of 2008 compensation.

Stock Options have a term of ten years and exercise prices based on the closing price on the date of grant. The performance units are subject to the achievement of certain performance goals related to PSEG’s performance with respect to Total Shareholder Return (TSR) and ROE relative to the companies in the DJUI for a performance period ending on December 31, 2009 for the performance units granted in January, March and June and in the 2008 peer group for a performance period ending on December 31, 2010 for the performance units granted in December.

Target Total Direct Compensation

The Committee reviews base salary, target total cash compensation (base salary plus target annual cash incentive) and target total direct compensation (base salary plus target annual cash incentive plus long-term incentive) of each of the NEOs in comparison to the identified peer group. The data used for the 2007 and 2008 comparisons below are from the most recent data available for the companies in the 2007 peer group as of the time each comparison was made, provided to the Committee by management and Towers Perrin. The Committee considers a range of 90% to 110% of the 50th percentile of comparable positions to be within the competitive median.

2007

For 2007, base salary, target total cash compensation and target total direct compensation of the NEOs as a percentage of the comparative benchmark levels of the 2007 peer group are as follows:

Name	Izzo %	O’Flynn %	Levis %	Selover %	LaRossa %
Base Salary	83	97	91	102	86
Total Cash Compensation	83	93	86	102	84
Total Direct Compensation	84	96	88	95	93

The comparisons for Mr. Izzo reflect his compensation as of April 2007, when he became CEO. The comparisons for Mr. Levis reflect his compensation as of June 2007, when he became President of Power.

2008

For 2008, base salary, target total cash compensation and target total direct compensation of the NEOs as a percentage of the comparative benchmark levels of the 2007 peer group are as follows:

Name	Izzo %	O’Flynn %	Levis %	Selover %	LaRossa %
Base Salary	77	106	103	111	87
Total Cash Compensation	77	105	100	111	87
Total Direct Compensation	81	94	100	97	91

For 2007 and 2008, Mr. Izzo’s total direct compensation is below the median range primarily as a result of his recent promotion to the CEO position. The Committee set Mr. Izzo’s 2008 LTIP award at 82% of the corresponding 2008 peer group level, which was designed to move him closer to the target total direct compensation range. The Committee expects his relative position, compared to the 2008 peer group, to change as he gains experience as CEO. Mr. Levis’ total direct compensation for 2007 is below the range because of his recent promotion to the position of President of Power.

Compensation of E. James Ferland

Mr. Ferland retired as CEO effective March 31, 2007. In January 2007, the Committee increased Mr. Ferland’s base salary by 3.6%. His target MICP, set at 100% of base salary, was $1,160,000. The Committee awarded Mr. Ferland an LTIP award of 88,000 stock options which vested upon his retirement, and 15,600 performance shares which are payable within 75 days of January 1, 2008. These LTIP awards were made in recognition of Mr. Ferland’s substantial contributions to the Company over his long tenure as CEO, and were consistent with the provisions of his employment agreement.

For 2007, Mr. Ferland’s base salary, target total cash compensation and target total direct compensation were 107%, 107% and 103%, respectively, compared to the 2007 peer group.

Other Executive Compensation Programs

Retirement

We provide certain retirement benefits to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. In addition to the qualified pension plan, we maintain supplemental plans to provide competitive retirement benefits. These benefits are described below under Pension Benefits and were reviewed in November 2007 by the Committee, with the assistance of Cook.

Severance and Change-in-Control Benefits

We provide for severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in the energy industry with which we compete for executive talent. The Committee, with the assistance of Cook, compares the benefits made available to NEOs and officers in the event of a termination to that generally offered by other companies in our industry. The multiples of components of compensation chosen as severance payments are based upon the comparative analysis.

We also provide severance benefits upon a change-in-control to officers, including the NEOs, and to certain key executive level employees. A change-in-control is by its nature disruptive to an organization and to many executives. Such executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives in the face of a possible termination of employment in the event of a change-in-control, we deem it prudent to provide a competitive severance package. In addition, some executives, not a key party to such transaction, may have their employment terminated following its completion. A severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives.

Severance and change-in-control benefits are described below under Potential Payments Upon Termination of Employment or Change-in-Control. As noted there, the employment agreements of Messrs. Izzo and O’Flynn also provide for certain severance benefits. The Committee, with the assistance of Cook, reviewed severance benefits in November 2007, comparing them with the benefits offered by the 2007 peer group. This review found that, while the severance benefits following a change-in-control are appropriately competitive, the benefits provided following involuntary severance for other reasons may not be competitive.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices and are competitive with companies in the energy industry with which we compete for executive talent. These include automobile use, financial planning services, annual physical examinations, spousal travel to accompany executive officers on business trips (which requires the approval of the CEO), Company-purchased tickets to entertainment and sporting events, home security, home computer services and chartered air travel. These perquisites are described in the Summary Compensation Table.

Stock Ownership and Retention Policy

To strengthen the alignment of the interests of management with the interests of stockholders, we have established a Stock Ownership and Retention Policy (Policy), effective November 20, 2007.

Each officer is to maintain ownership of PSEG Common Stock having a market value in the following multiples of such officer’s annual base salary, as in effect from time to time:

Position	Multiple
Chief Executive Officer	5
President/Chief Operating Officer	3
Executive Vice President	3
Senior Vice President	2
Vice President	1

Determination of whether an officer has met the requirement is made by multiplying the number of shares owned by the officer by the average share price for the 12 months preceding the officer’s election, promotion or change in base salary.

In fulfilling the ownership requirement, all shares owned by the officer are counted, including (i) shares held in trusts for the benefit of immediate family members where the officer is the trustee, (ii) shares granted to the officer in the form of restricted stock and restricted stock units, whether or not vested, and (iii) shares held by the officer in the Thrift Plan. Stock options and performance units (as distinct from shares which are actually issued as a result of exercise or vesting) are not counted. Shares subject to hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that have the effect of allowing the officer to retain legal ownership without the full risks and rewards of that ownership, are not counted for purposes of either the ownership or retention provisions of the Policy.

Each officer serving as of the date the Policy was adopted must acquire the applicable amount of shares required by the Policy by the fifth anniversary of the date of adoption. Each newly elected or promoted officer must acquire the applicable amount of shares by the fifth anniversary of the date of election or promotion.

Each officer must retain not less than 100%, after tax and costs of issuance, of all shares acquired by the officer through equity grants including the vesting of restricted stock or restricted stock unit grants, the payout of performance awards and the exercise of option grants, until the officer’s ownership requirement is met. Once the required ownership level is met, a covered officer must retain 25%, after tax and costs of issuance, of shares so acquired until the officer retires or his or her employment otherwise ends. The retention requirement does not apply to grants made before the policy was adopted.

The Committee has the authority to vary the application of the provisions of the policy for good cause or exceptional circumstances. In the event an officer is not in compliance with any provision of this policy, the Committee may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce this policy. Such action may include establishing conditions with respect to all or part of any MICP or LTIP award.

In making 2008 grants under the LTIP, the Policy was not a factor considered by the Committee.

The following table shows, for each NEO, the dollar amount of stock ownership required by the Policy and the dollar amount of actual holdings as of February 15, 2008 (see Security Ownership of Directors, Management and Certain Beneficial Owners). For each of the NEOs, compliance must be achieved by November 20, 2012.

Name	Required Amount[1]	Amount Held[2]
Izzo	$4,750,000	$6,074,453
O’Flynn	$1,854,000	$5,562,923
Levis	$1,638,000	$4,265,100
Selover	$1,560,000	$1,980,212
LaRossa	$1,278,000	$333,814

[1]	Determined on basis of base salary on January 1, 2008, the effective date of the current salary of each of the NEOs.

[2]	Based on average price of Common Stock for the twelve months preceding January 1, 2008.

Accounting and Tax Implications

The Committee has considered the effect of the adoption of Financial Accounting Standard (FAS) 123R (see Note 17 to Consolidated Financial Statements included in our Annual Report on Form 10- K) regarding the expensing of stock options in determining the nature of the grants under the LTIP. During 2007 the Committee, with the assistance of its independent compensation consultant, reviewed the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using reported FAS 123R grant values and approved grants to the NEOs accordingly as reported above in Long-Term Incentive Compensation.

The Committee considers the tax-deductibility of our compensation payments. IRC Section 162(m) generally denies a deduction for United States federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for compensation pursuant to stockholder-approved performance-based plans. Stockholder approval of the LTIP and MICP was received at the 2004 Annual Meeting of Stockholders. As a result, performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m) of the IRC.

In 2007, Mr. Izzo and Mr. O’Flynn had compensation (consisting of base salary and the taxable value of restricted stock that vested during the year) in excess of the amount deductible under Section 162(m) of the IRC. The Committee will continue to evaluate executive compensation in light of Section 162(m) of the IRC. During 2007, the Committee made all awards to the NEOs under the LTIP performance-based, except for restricted stock.

In light of Section 162(m), as well as certain NYSE rules, the Committee’s general policy is to present all incentive compensation plans in which executive officers participate to stockholders for approval prior to implementation.

SUMMARY COMPENSATION TABLE

Name and Principal Position[1]	Year	Salary ($)[2]	Bonus ($)[3]	Stock Awards ($)[4]	Option Awards ($)[5]	Non-Equity Incentive Plan Compensation ($)[6]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[7]	All Other Compensation ($)[8,9]	Total ($)
Ralph Izzo	2007	845,388	100,000	1,364,142	671,758	1,282,500	663,930	152,213	5,079,931
Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	2006	559,920	0	778,585	272,836	437,600	620,394	49,038	2,718,373
E. James Ferland	2007	331,833	0	1,801,918	580,800	420,000	239,158	306,758	3,680,467
Chairman of the Board and Chief Executive Officer	2006	1,115,816	0	5,166,867	109,350	1,680,000	821,233	279,035	9,172,301
Thomas M. O’Flynn	2007	596,034	50,000	681,041	153,826	540,000	170,363	70,549	2,261,813
Executive Vice President and Chief Financial Officer	2006	552,926	0	650,435	26,730	437,600	575,436	42,796	2,285,923
William Levis	2007	491,657	516,667	685,331	107,491	454,200	1,964,000	36,172	4,255,518
President and Chief Operating Officer (Power)	2006	0	0	0	0	0	0	0	0
R. Edwin Selover	2007	501,963	0	696,875	366,816	454,500	54,787	41,717	2,116,658
Executive Vice President and General Counsel	2006	473,225	0	425,019	17,819	356,300	494,725	46,989	1,814,077
Ralph LaRossa	2007	377,431	0	251,879	97,944	342,000	195,000	54,653	1,318,907
President and Chief Operating Officer (PSE&G)	2006	238,720	0	155,230	4,536	176,400	135,000	38,826	748,712

[1]

Mr. Izzo was elected to his current position effective April 1, 2007. He was President and COO of PSEG from October 1, 2006 until March 31, 2007 and President and COO of PSE&G through September 30, 2006.

Mr. Ferland retired on March 31, 2007.

Mr. Levis commenced employment on January 1, 2007.

Mr. LaRossa was elected to his current position effective October 1, 2006. Previously he was Vice President—Electric Delivery.

[2]

Mr. Ferland’s 2006 salary includes $780,000 deferred under the Deferred Compensation Plan. Mr. Selover’s 2007 salary includes $52,000 and his 2006 salary includes $39,000 deferred under the Deferred Compensation Plan.

[3]

In 2007, Mr. Izzo and Mr. O’Flynn each received a special achievement award for smooth transition of the merger termination with Exelon and strong operating performance.

Mr. Levis received a hiring bonus of $500,000 and compensation for lost bonus opportunity at his prior employment of $16,667.

[4]	The amounts shown reflect the expense included on PSEG’s financial statements for 2007 and 2006 related to restricted stock awards and performance units granted in current or prior years under the

LTIP and still outstanding as determined under FAS 123R. The fair value at the grant date of the number of shares of equity awards granted in 2007 is shown below in the Grants of Plan-Based Awards Table. Generally, restricted stock awards vest one-fourth annually. Awards made prior to 2007 vest one-third annually. Recipients receive dividends at the regular dividend rate and are paid on each regular dividend date. Under their terms, all shares of restricted stock vest upon retirement.

The amount shown for Mr. Ferland reflects the vesting of all of his restricted stock and performance units upon retirement.

Performance units are denominated in shares of Common Stock and are subject to achievement of certain performance goals over a three-year period and are payable as determined by the Company in shares of stock or cash. For a discussion of the assumptions made in valuation see Note 17 to the Consolidated Financial Statements included in PSEG’s 2007 Annual Report on Form 10-K.

Under FAS 123R, the respective amounts attributable to restricted stock and performance units are as follows:

	Izzo	Ferland	O’Flynn	Levis	Selover	LaRossa
Restricted Stock (2007)	$612,747	$1,031,278	$484,598	$548,750	$325,517	$128,093
Performance Units (2007)	$751,395	$770,640	$196,443	$136,581	$371,358	$123,786
Restricted Stock (2006)	$691,123	$4,813,839	$562,973	$0	$372,541	$140,918
Performance Units (2006)	$87,462	$353,028	$87,462	$0	$52,478	$14,312

[5]

The amounts shown reflect the expense included on PSEG’s financial statements for 2007 and 2006 related to options granted in current or prior years under the LTIP and still outstanding as determined under FAS 123R. The fair value at the grant date of the number of shares of equity awards granted in 2007 is shown below in the Grants of Plan-Based Awards Table. For a discussion of the assumptions made in valuation see Note 17 to the Consolidated Financial Statements included in PSEG’s 2007 Annual Report on Form 10-K.

[6]

Amounts awarded were earned under the MICP and determined and paid in the following year. Mr. Izzo and Mr. Ferland have elected to defer their entire 2007 awards under the Deferred Compensation Plan. The entire 2006 awards were deferred under the Deferred Compensation Plan by Messrs. Izzo, Ferland and O’Flynn.

[7]

Includes change in actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between December 31, 2006 and December 31, 2007 and between December 31, 2005 and December 31, 2006 determined by calculating the benefit under the applicable plan benefit formula for each of the plans, based on credited service and earnings in effect at the respective measurement dates. These changes are:

	Izzo	Ferland	O’Flynn	Levis	Selover	LaRossa
2007	$626,000	$0	$157,000	$1,964,000	$15,000	$195,000
2006	$601,000	$708,000	$571,000	$0	$469,000	$135,000

Includes interest earned under the Deferred Compensation Plan at Prime plus 1/2%, to the extent that it exceeds 120% of the applicable long-term rate. These amounts are:

	Izzo	Ferland	O’Flynn	Levis	Selover	LaRossa
2007	$37,930	$239,158	$13,363	$0	$39,787	$0
2006	$19,394	$113,233	$4,436	$0	$25,725	$0

[8]

Depending on the individual, includes perquisites and personal benefits which include (a) automobile, gas, parking and maintenance, (b) financial planning services, (c) physical examinations and related transportation, (d) home computer and related services, (e) home security systems, (f) airline clubs, (g) travel on chartered aircraft, (h) spousal travel and (i) personal/family entertainment. For automobiles, the lease value of the vehicle was used; for parking, the amount charged back to the NEO’s business unit for the space was used; for the driver, actual compensation and benefit expense was used; for gasoline and maintenance, estimates were used based on the vehicle’s annual mileage. For personal use of chartered aircraft, the actual cost charged to the NEO’s business unit was used. For each NEO, the amount that exceeded the greater of $25,000 or 10% of his total perquisite and personal benefit amount is shown in the following chart:

	Izzo	Ferland	O’Flynn	Levis	Selover	LaRossa
Automobile, Gas & Parking[a]
2007	$135,973	$43,828	$27,407	$34,219	$25,462	$28,263

[a]	Mr. Izzo and Mr. Ferland (until his retirement on March 31, 2007) received the services of a driver for business, commuting and occasional personal use.

In addition, we chartered aircraft to transport Mr. Ferland on some occasions when business needs precluded him from taking commercial flights, which had been scheduled for personal reasons. The cost of such charters was $25,830.

[9]	Includes $133,346 with respect to accrued vacation paid to Mr. Ferland at his retirement in 2007.

Includes distribution of deferred compensation of $85,443 and $20,452 to Mr. Ferland and Mr. O’Flynn, respectively in 2007.

Includes the following employer contributions to Thrift and Tax-Deferred Savings Plan:

	Izzo	Ferland	O’Flynn	Levis	Selover	LaRossa
2007	$9,002	$6,751	$9,003	$0	$9,006	$9,002
2006	$8,803	$6,600	$8,803	$0	$8,806	$8,804

GRANTS OF PLAN-BASED AWARDS TABLE*

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option[4] Awards($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ralph Izzo	N/A	427,500	855,000	1,282,500				0	0
Performance Units	01/16/07				0	24,600	49,200				992,979
Stock Options	01/16/07					140,000				32.93	1,019,200
Performance Units	03/20/07				0	23,000	46,000				1,261,205
Stock Options	03/20/07					113,000				39.17	1,023,780
Performance Units	12/18/07				0	52,800	105,600				2,788,104
Stock Options	12/18/07					199,800				48.21	2,289,708
E. James Ferland	N/A	580,000	1,160,000	1,740,000				0	0
Performance Units	01/16/07				0	15,600	31,200				770,640
Stock Options	01/16/07					88,000				32.93	580,800
Thomas M. O’Flynn	N/A	180,000	360,000	540,000				0	0
Performance Units	01/16/07				0	14,600	29,200				589,329
Stock Options	01/16/07					82,000				32.93	596,960
Performance Units	12/18/07				0	11,000	22,000				580,855
Stock Options	12/18/07					45,800				48.21	524,868
William Levis	N/A	159,000	318,000	477,000				0	0
Performance Units	01/16/07				0	9,200	18,400				371,358
Stock Options	01/16/07					52,000				32.93	378,560
Restricted stock	01/16/07					100,000					3,292,500
Performance Units	06/19/07				0	700	1,400				38,385
Stock Options	06/19/07					3,500				44.44	31,710
Performance Units	12/18/07				0	9,800	19,600				517,489
Stock Options	12/18/07					42,000				48.21	481,320
R. Edwin Selover	N/A	151,500	303,000	454,500				0	0
Performance Units	01/16/07				0	9,200	18,400				371,358
Stock Options	01/16/07					52,000				32.93	353,600
Performance Units	12/18/07				0	7,800	15,600				411,879
Stock Options	12/18/07					33,000				48.21	378,180
Ralph LaRossa	N/A	114,000	228,000	342,000				0	0
Performance Units	01/16/07				0	9,200	18,400				371,358
Stock Options	01/16/07					52,000				32.93	378,560
Performance Units	12/18/07				0	7,800	15,600				411,879
Stock Options	12/18/07					33,000				48.21	378,180

*	Reflects 2-for-1 split of PSEG Common Stock effective February 4, 2008

[1]	Relates to equity awards.

[2]

Represents possible payouts under MICP for 2007 performance. The actual awards were determined in February 2008; will be paid in March 2008 and are reported in the Summary Compensation Table.

Amounts for Mr. Izzo are pro-rated 9 months at 100% target and 3 months at 80% target.

Amounts for Mr. Ferland are prorated 3/12, as he retired on March 31, 2007.

[3]	Represents LTIP awards described below.

[4]

Represents the fair value at the grant date of the equity awards granted in 2007. For a discussion of the assumptions made in valuation see Note 17 to the Consolidated Financial Statements included in PSEG’s 2007 Annual Report on Form 10-K.

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

Stock Split

The Board of Directors approved a 2-for-1 split for PSEG’s common stock effective February 4, 2008. All share amounts and related exercise prices included in this proxy statement, retroactively reflect the effect of the stock split.

MICP

The Plan-Based awards for annual incentive compensation included in the Summary Compensation Table were paid in 2008 with respect to 2007 performance under the terms of the MICP. The range of possible awards for each NEO in relation to his Target Award is set forth in the Grants of Plan-Based Awards Table above. An explanation of the MICP and each NEO’s individual performance goals, measures and performance factors achieved are described above under 2007 MICP Goals and Performance in Compensation Discussion and Analysis.

The NEOs MICP awards for 2007 were as follows:

Izzo	Ferland	O’Flynn	Levis	Selover	LaRossa
$1,282,500	$420,000	$540,000	$454,200	$454,500	$342,000

LTIP

As discussed in the Compensation Discussion and Analysis and on the table shown above, LTIP awards were made to NEOs in 2007. The Committee, on January 16, 2007, approved the regularly scheduled grants in the form of stock options and performance shares to Mr. Izzo and the other named NEOs. In addition, Mr. Ferland received a grant of 88,000 stock options that vested on March 31, 2007, his retirement date and 15,600 performance shares which are payable within 75 days of January 1, 2008, subject to achievement of performance results. The January 16, 2007, grants for the other NEOs are shown in the above table with a performance measurement period for performance shares ending on December 31, 2009. Mr. Levis, as part of his employment contract, received a restricted stock grant of 100,000 shares, with 40,000 shares vesting on January 1, 2010 and 60,000 shares vesting on January 1, 2013. The Committee approved, on March 20, 2007, a grant of 113,000 stock options to Mr. Izzo upon his election to the position of Chairman of the Board and CEO effective April 1, 2007. The Committee approved, on June 19, 2007, a stock option grant of 3,500 shares for Mr. Levis on his election as President & COO of Power with a four-year vesting beginning January 1, 2007 and a grant of 700 performance shares under the same conditions as the earlier grants indicated above. The Committee approved, on December 18, 2007, additional grants to the NEOs of stock options and performance shares. One-fourth of the options vest each December over a four-year period. A three-year performance period for performance shares ends December 31, 2010.

Grants of performance shares made on January 16, 2007 and June 19, 2007, allow award recipients to receive 100% of their grant amount if, for the three-year performance period ending on December 31, 2009, (a) PSEG’s TSR placed it within the third quintile of the companies within the DJUI and (b) PSEG’s ROE was within one percent (1%) of the ROE of the DJUI. For performance above or below these levels, the final award could be increased to as much as 200% of the grant amount (TSR in the first quintile and ROE more than 2% above the DJUI) or decreased to zero. Grants of Performance Shares made on December 18, 2007, allow award recipients to receive an award, as described above, but measured against the 2008 peer group rather than the DJUI for the three-year performance period ending on December 31, 2010.

Employment Agreements

We entered into an employment agreement with Mr. Izzo dated October 18, 2003, covering his employment as President and COO of PSE&G and in other executive positions to which he may be elected through October 18, 2008. The agreement provides that his base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The Agreement also awarded him options with respect to 500,000 shares of Common Stock, 100,000 of which vest on each October 18 from 2004 through 2008, and expire on October 18, 2013, provided he has remained continuously employed through each such vesting date.

We entered into an employment agreement dated as of April 18, 2001, and amended as of December 21, 2001, with Mr. O’Flynn covering his employment as Executive Vice President and Chief Financial Officer. The term of the agreement continued until July 1, 2007, with an additional year added to the term annually unless a notice of non-renewal is given by Mr. O’Flynn or us at least 90 days in advance of such date. In the event of a change-in-control (as defined in such agreement), the term of Mr. O’Flynn’s employment is automatically continued until the second anniversary of the change-in- control. The agreement provides that Mr. O’Flynn’s base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The agreement also provided for an award to him of 200,000 shares of restricted Common Stock, which have fully vested. The agreement awarded Mr. O’Flynn options with respect to the purchase of 500,000 shares of Common Stock, which are fully vested and expire on July 1, 2011. The agreement also awarded 100,000 options, which have fully vested. The agreement provides for the granting, upon the completion of five years of service, of 15 years of credit under the Mid-Career Plan for Mr. O’Flynn’s prior experience.

We entered into an employment agreement with Mr. Levis effective January 1, 2007, covering his employment as President and Chief Nuclear Officer of Power’s subsidiary, Nuclear. The agreement provides for a base salary of $500,000, with a salary review in December 2007 and annually thereafter. The agreement further provided for a cash payment of $500,000 within forty-five days of January 1, 2007, which must be repaid if Mr. Levis leaves the Company (voluntarily or upon termination for cause) within five years. Mr. Levis also received $16,667.00 to make-up for lost bonus opportunity with this prior employer. In addition, the agreement provides that Mr. Levis will participate in the MICP and the LTIP during his term of employment. Mr. Levis’s target incentive award under the MICP is 60% of base salary, which may be adjusted from time to time. The agreement awarded to Mr. Levis a grant of 100,000 shares of restricted stock, under the LTIP, with 40,000 shares vesting on January 1, 2010 and 60,000 shares vesting on January 1, 2013, assuming continued employment. Long-term compensation opportunity is reviewed annually pursuant to the terms of the LTIP. Finally, the agreement provides that, should Mr. Levis remain employed through January 16, 2013, he will become a participant in our supplemental executive retirement program, the Limited Supplemental Benefit Plan.

For additional information regarding severance benefit provisions in the Employment Agreements of Messrs. Izzo, O’Flynn, and Levis, see Potential Payments Upon Termination of Employment or Change-in-Control below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (12/31/07) TABLE*

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)[14]	Market Value of Shares or Units of Stock that have Not Vested ($)[15]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)[16]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)[15]
Ralph Izzo	0	0		0	—		—	21,086	1,035,744	101,976	5,009,061
	300,000	100,000	[2]	0	20.39	[7]	10/18/2013
	22,000	0		0	21.38	[8]	05/03/2014
	0	140,000	[3]	0	32.93	[9]	01/16/2017
	0	113,000	[4]	0	39.17	[10]	03/20/2017
	0	199,800	[5]	0	48.21	[11]	12/18/2017
E. James Ferland	0	0		0	—		—	0	0	0	0
Thomas M. O’Flynn	0	0		0	—		—	16,668	818,732	26,054	1,279,772
	354,000	0		0	22.93	[12]	07/01/2011
	22,000	0		0	21.38	[8]	05/03/2014
	0	82,000	[3]	0	32.93	[9]	01/16/2017
	0	45,800	[5]	0	48.21	[11]	12/18/2017
William Levis	0	0		0	—		—	100,000	4,912,000	20,016	983,185
	0	52,000	[3]	0	32.93	[9]	01/16/2017
	0	3,500	[6]	0	44.44	[13]	06/19/2007
	0	42,000	[5]	0	48.21	[11]	12/18/2017
R. Edwin Selover	0	0		0	—		—	11,202	550,242	17,290	849,285
	0	52,000	[3]	0	32.93	[9]	01/16/2017
	0	33,000	[5]	0	48.21	[11]	12/18/2017
Ralph LaRossa	0	0		0	—		—	4,336	212,984	17,290	849,285
	0	52,000	[3]	0	32.93	[9]	01/16/2017
	0	33,000	[5]	0	48.21	[11]	12/18/2017

*	Reflects the 2-for-1 split of PSEG Common Stock effective February 4, 2008

[1]	Grants of non-qualified options to purchase Common Stock. The date of grant is ten years prior to the option expiration date.

[2]	Options vest on October 18, 2008.

[3]	25% of options vest on each January 16 of 2008, 2009, 2010, and 2011.

[4]	25% of options vest on each March 20 of 2008, 2009, 2010, and 2011.

[5]	25% of options vest on each December 18 of 2008, 2009, 2010, and 2011.

[6]	25% of options vest on each June 19 of 2008, 2009, 2010, and 2011.

[7]	Closing price on NYSE on grant date of December 18, 2003.

[8]	Closing price on NYSE on grant date of May 3, 2004.

[9]	Closing price on NYSE on grant date of January 16, 2007.

[10]	Closing price on NYSE on grant date of March 20, 2007 was 39.15.

[11]	Closing price on NYSE on grant date of December 18, 2007.

[12]	Closing price on NYSE on grant date of July 1, 2001.

[13]	Closing price on NYSE on grant date of June 19, 2007.

[14]

Shares of Restricted Stock awarded under the LTIP, which vest as shown below. Dividends accrue at the regular dividend rate and are paid on each regular dividend payment date as declared by the Board of Directors.

Vesting Date	Grant Date	Izzo #	Ferland #	O’Flynn #	Levis #	Selover #	LaRossa #
01/18/2008	01/18/2005	10,668	—	9,000	—	6,068	1,468
12/20/2008	12/20/2005	8,334	—	7,668	—	5,134	1,268
12/20/2008	10/02/2006	2,084	—	—	—	—	1,600
01/01/2010	01/16/2007	—	—	—	40,000	—	—
01/01/2013	01/16/2007	—	—	—	60,000	—	—

Mr. Ferland became fully vested upon retirement on March 31, 2007.

[15]	Value represents number of shares multiplied by the closing price on the NYSE on December 31, 2007 of $49.12.

[16]	For explanation of performance shares, see LTIP section above, following the Grants of Plan-Based Awards Table. Mr. Ferland became fully vested upon retirement on March 31, 2007.

OPTION EXERCISES AND STOCK VESTED DURING 2007 TABLE*

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]
Ralph Izzo	0	0	21,084	850,391
E. James Ferland	1,420,000	28,278,627	169,350	6,777,630
Thomas M. O’Flynn	0	0	16,666	663,586
William Levis	0	0	0	0
R. Edwin Selover	14,666	309,754	11,200	445,679
Ralph LaRossa	3,734	77,736	4,332	185,704

*	Reflects the 2-for-1 split of PSEG Common Stock effective February 4, 2008

[1]	Reflects difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

[2]

Represents: (i) the aggregate number of shares acquired from the vesting of restricted stock awards under the LTIP and (ii) the aggregate number of performance units granted under the LTIP which vested on 03/31/07, upon Mr. Ferland’s retirement, as follows:

	Izzo #	Ferland #	O’Flynn #	Levis #	Selover #	LaRossa #
Restricted stock
01/18/07	10,666	43,334	9,000	0	6,066	1,466
03/31/07	0	110,002	0	0	0	0
12/20/07	10,418	0	7,666	0	5,134	2,866
Performance units[a]
03/31/07	0	16,014	0	0	0	0

[3]

The value attributable to the vested restricted stock is based on the closing price of PSEG Common Stock on the respective vesting dates of 1/18/07, 3/31/07 and 12/20/07 of $32.86, $41.52 and $47.99, respectively. The value attributable to the performance units, which vested on 03/31/07, upon Mr. Ferland’s retirement, is based upon the closing price of PSEG Common Stock on December 31, 2007 of $49.12. These amounts are:

	Izzo $	Ferland $	O’Flynn $	Levis $	Selover $	LaRossa $
Restricted stock
01/18/07	350,431	1,423,739	295,695	0	199,298	48,165
03/31/07	0	4,567,283	0	0	0	0
12/20/07	499,960	0	367,891	0	246,381	137,539
Performance units[a]
03/31/07	0	786,608	0	0	0	0

[a]

Amounts shown represent the number and value of target awards, since the final comparative performance data necessary to calculate the final award amounts is not expected to be available until March 2008.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[5]		Payments During Last Fiscal Year ($)
Ralph Izzo	Qualified Pension Plan[1]	15.70	295,000		0
	Retirement Income Reinstatement Plan[2]	15.70	841,000
	Mid-Career Hire Supplemental Retirement Income Plan[3]	3.07	546,000
	Limited Supplemental Benefits Plan[4]	18.77	1,067,000
	Total		2,749,000

E. James Ferland[8]	Qualified Pension Plan[1]	20.83	1,297,000		87,143
	Retirement Income Reinstatement Plan[2]	20.83	3,797,000		255,044
	Mid-Career Hire Supplemental Retirement Income Plan[3]	27.0	6,609,000		443,972
	Limited Supplemental Benefits Plan[4]	47.83	0		0
	Total		11,703,000		786,159

Thomas M. O’Flynn	Qualified Pension Plan[1]	6.50	55,000		0
	Retirement Income Reinstatement Plan[2]	6.50	103,000
	Mid-Career Hire Supplemental Retirement Income Plan[3]	16.75	34,000
	Limited Supplemental Benefits Plan[4]	23.25	2,926,000	[6]
	Total		3,118,000

William Levis	Qualified Pension Plan[1]	0.92	9,000		0
	Retirement Income Reinstatement Plan[2]	0.92	23,000
	Mid-Career Hire Supplemental Retirement Income Plan[3]	—	—
	Limited Supplemental Benefits Plan[4]	0.92	1,932,000	[7]
	Total		1,964,000

R. Edwin Selover	Qualified Pension Plan[1]	35.33	1,255,000		0
	Retirement Income Reinstatement Plan[2]	35.33	2,552,000
	Mid-Career Hire Supplemental Retirement Income Plan[3]	5.00	541,000
	Limited Supplemental Benefits Plan[4]	40.33	459,000
	Total		4,807,000

Ralph LaRossa	Qualified Pension Plan[1]	22.51	418,000		0
	Retirement Income Reinstatement Plan[2]	22.51	284,000
	Mid-Career Hire Supplemental Retirement Income Plan[3]	—	—
	Limited Supplemental Benefits Plan[4]	22.51	0
	Total		702,000

[1]

All NEOs participate in either a traditional defined benefit pension plan (Pension Plan) or a cash balance pension plan (Cash Balance Plan), depending on date of hire, each of which is a qualified plan under the IRC. Such plans are available to all other employees under the same terms and conditions. Messrs. Izzo, Ferland, Selover and LaRossa participate in the pension plan. Messrs. O’Flynn and Levis participate in the cash balance plan. Years shown reflect actual years of service.

[2]	Years shown reflect actual years of service.

[3]	Certain employees receive additional years of credited service for the purpose of retirement benefit calculations in recognition of prior work experience before joining the Company, including 22 years for Mr. Ferland and 15 years for Mr. O’Flynn, pursuant to their respective employment agreements. In addition, Messrs. Izzo, Ferland, O’Flynn and Selover receive an additional 5 years which vest at age 60 as described below under Mid-Career Plan. The additional 5 years are prorated in the table for participants under age 60.

[4]	Years shown reflect the sum of actual years of service and years credited under the Mid-Career Hire Supplemental Retirement Income Plan.

[5]

Amounts shown represent actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for PSEG’s financial statements for the year ended December 31, 2007, with two exceptions: (i) NEOs were assumed to retire at the earliest point at which the benefits were payable on an unreduced basis in the plan providing the largest target benefit and (ii) no pre- retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 16 to the Consolidated Financial Statements included in PSEG’s 2007 Annual Report on Form 10-K.

[6]

The actuarial present value of accumulated benefits based on actual years of service is $1,915,000 and the actuarial present value of accumulated benefits based on additional years of service is $1,011,000.

[7]	Mr. Levis will be eligible to participate in the Limited Supplemental Benefit Plan if employed by the Company on January 16, 2013.

[8]	Mr. Ferland retired on March 31, 2007.

Qualified Pension Plans

All of our employees are eligible to participate in either a Pension Plan or a Cash Balance Plan. The Pension Plan covers employees hired prior to January 1, 1996 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five highest years of compensation after 12/31/94 up to the limit imposed by the IRC.

The benefit formula is A  +  B  +  C:

A=	1.3% of the lesser of 5-year final average earnings not in excess of $24,600 times years of credited service not exceeding 35 years,
B=	1.5% of the amount by which 5-year final average earnings exceeds $24,600 times years of credited service not exceeding 35 years,
C=	1.5% of 5-year final average earnings times years of credited service in excess of 35 years.

An additional benefit equal to $4.00 per month for each year of credited service is payable until the retiree reaches age 65.

Participants become fully vested in their Pension Plan benefit upon completion of five years of service. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who are not yet age 55, may commence their Pension Plan benefits on a reduced basis.

The Cash Balance Plan covers employees hired or rehired on or after January 1, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notational amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Plan upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited
<30	2.00%
30–39	2.50%
40–49	3.25%
50–59	4.25%
60–69	5.50%
70–79	7.00%
80–89	9.00%
90+	12.00%

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Plan benefit.

Reinstatement Plan

All employees are eligible to participate in a non-qualified excess benefit retirement plan, the Retirement Income Reinstatement Plan for Non-Represented Employees (Reinstatement Plan), designed to replace earned pension benefits as determined by the qualified pension formula, but which are not eligible for payment from the qualified pension plans as a result of IRC mandated limits for qualified plans. The benefits payable under this plan mirror those of the qualified plans described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant may have deferred under deferred compensation plans, (iii) will include amounts earned under MICP (which are not considered under the qualified pension plans), (iv) will be limited to 150% of average base salary for the applicable five years and (v) will be offset by any benefits received by the participant under the qualified plan.

Mid-Career Plan

Certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior work experience. Such benefits are paid from a non-qualified plan, the Mid-Career Hire Supplemental Retirement Income Plan (Mid-Career Plan). Under the Mid-Career Plan, certain participants, including the NEOs, receive an additional five years of credited service for the purpose of pension benefit calculations if they retire between ages 60 and 65. The credited years of service reduce by one year for each six-month period such participant works beyond age 65. This feature of the plan is designed to encourage retirement on or before age 65. Benefits payable under the Mid-Career Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the amount of benefit. Any benefit payable under this plan is offset by benefits payable under the qualified plan and the Reinstatement Plan.

Limited Plan

Certain employees, including the NEOs (and Mr. Levis, if employed by the Company on January 16, 2013) participate in a limited non-qualified supplemental retirement plan, the Limited Supplemental Benefits Plan for Certain Employees (Limited Plan). This plan seeks to provide a total target replacement income percentage equal to credited service for qualified pension calculation purposes, Mid-Career Plan calculation purposes plus 30 to a maximum of 75%. Compensation covered for the Limited Plan is the same as for the Mid-Career Plan. The target replacement amount under the Limited Plan is reduced by any pension benefits accrued and vested from a previous employer at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The Limited Plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants become entitled to a Limited Plan benefit only upon (a) retirement under the terms of the qualified plan in which they participate (Pension Plan or Cash Balance Plan) or (b) death, at which point the benefit is payable as an annuity to the participant’s beneficiary on an unreduced basis.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year (2007) ($)	Registrant Contributions in Last Fiscal Year (2007) ($)	Aggregate Earnings in Last Fiscal Year (2007) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (12/31/07) ($)
Ralph Izzo[1]	437,600	0	112,040	0	1,375,423
E. James Ferland[2]	3,337,506	0	708,847	909,876	8,299,001
Thomas M. O’Flynn[3]	437,600	0	60,523	0	885,368
William Levis	0	0	0	0	0
R. Edwin Selover[4]	298,386	0	118,016	0	1,520,103
Ralph LaRossa	0	0	0	0	0

[1]

The amount shown under Executive Contributions in Last Fiscal Year (2007) was previously reported in our 2007 proxy statement. $37,930 of the amount shown under Aggregate Earnings in Last Fiscal Year (2007) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $1,178,479 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/07) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

[2]

The amount shown under Executive Contributions in Last Fiscal Year (2007) was previously reported in our 2007 proxy statement. $239,158 of the amount shown under Aggregate Earnings in Last Fiscal Year (2007) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $5,855,170 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/07) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

[3]

The amount shown under Executive Contributions in Last Fiscal Year (2007) was previously reported in our 2007 proxy statement. $13,363 of the amount shown under Aggregate Earnings in Last Fiscal Year (2007) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $768,406 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/07) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

[4]

The amount shown under Executive Contributions in Last Fiscal Year (2007) is reflected in the Summary Compensation Table in this Proxy Statement. $39,787 of the amount shown under Aggregate Earnings in Last Fiscal Year (2007) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $438,332 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/07) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

Deferred Compensation Plan

Under the PSEG Deferred Compensation Plan for Certain Employees (Deferred Compensation Plan), participants, including the NEOs, may elect to defer any portion of their compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. For performance-based compensation, elections may be made up to the date that is six months before the end of the related performance period, as long as (a) the performance period is at least 12 months in length, (b) the participant performed services continuously from the date the performance criteria were established through the date the deferral election is made and (c) at the time the deferral election is made, the performance-based compensation is not both (i) substantially certain to be paid and (ii) readily ascertainable. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Deferred Compensation Plan account. Distributions may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of (x) one lump-sum payment, (y) annual distributions over a five-year period or (z) annual distributions over a 10-year period.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (a) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (b) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 Fund available to employees under our 401(k) Plans or (ii) at the rate of Prime plus 1/2%, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus 1/2%. For 2007 the rates of return for these funds were as follows:

•	Conservative Pre-Mixed Portfolio	5.66%
•	Moderate Pre-Mixed Portfolio	6.12%
•	Aggressive Pre-Mixed Portfolio	6.09%
•	S&P 500 Fund	5.40%
•	Prime Plus 1/2%	9.03%

A participant may change fund selection once a year.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
OR CHANGE-IN-CONTROL

The employment agreements of Messrs. Izzo and O’Flynn discussed above each provide for certain severance benefits.

Each of these agreements provides that if the individual is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement, the respective entire restricted stock award and/or entire option award becomes vested, the individual will be paid a benefit of two times base salary and target bonus, and his welfare benefits will be continued for two years unless he is sooner employed. In the event such a termination occurs after a “change-in-control” (as defined below), the payment to the individual becomes three times the sum of salary and target bonus, continuation of welfare benefits for three years unless sooner reemployed, payment of the net present value of providing three years additional service under our retirement plans and a gross-up for excise taxes due under the IRC on any termination payments.

Each of the agreements provides that the individual is prohibited for one year from competing with and for two years from recruiting employees from us or its subsidiaries or affiliates, after termination of employment. Violations of these provisions require a forfeiture of the respective restricted stock and option grants and certain benefits.

PSEG’s Key Executive Severance Plan provides severance benefits to Messrs. Levis, Selover and LaRossa and to certain of our key executive-level employees whose employment is terminated without cause after a change-in-control.

Under the Key Executive Severance Plan, if any of Messrs. Levis, Selover or LaRossa is terminated without cause or resigns his employment for good reason within two years after a change-in-control, he will receive (1) a pro rata bonus based on his target annual incentive compensation, (2) three times the sum of his salary and target incentive bonus, (3) accelerated vesting of equity-based awards, (4) a lump sum payment equal to the actuarial equivalent of his benefits under all of our retirement plans in which he participates calculated as though he remained employed for three years beyond the date his employment terminates less the actuarial equivalent of such benefits on the date his employment terminates, (5) three years continued welfare benefits (the first 18 months of which will be provided through PSEG-paid COBRA continuation coverage), (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred.

Messrs. Levis, Selover and LaRossa also participate in PSEG’s Separation Allowance Benefit Plan for Non-Represented Employees (Separation Allowance Plan) which provides certain severance benefits to non-represented employees who suffer a termination of employment as a result of a reduction in force or reorganization. Under the Separation Allowance Plan, key managers, including Messrs. Levis, Selover and LaRossa are entitled to two weeks of base salary for each year of service, with a minimum of 26 weeks and a maximum of 52 weeks of base salary, as well as a prorated payment of their target incentive award and certain outplacement services, educational assistance, health care and life insurance coverage.

If a termination without cause, with good reason or for a reduction in force or reorganization had occurred on December 31, 2007, each of the NEOs would have received the following benefits:

Izzo	$12,857,859
O’Flynn	$4,800,635
Levis	$6,591,701
Selover	$2,409,213
LaRossa	$1,825,499

If a termination without cause or with good reason had occurred on December 31, 2007 following a change-in-control, each of the NEOs would have received the following benefits:

Izzo	$20,564,901
O’Flynn	$6,164,611
Levis	$11,934,817
Selover	$4,423,523
LaRossa	$4,972,637

Change-in-Control under the Employment Agreements of Mr. Izzo and Mr. O’Flynn and under the Key Executive Severance Plan generally means the occurrence of any of the following events:

(a) any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

(b) a majority of the Board of Directors is replaced without approval of the current Board; or

(c) there is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

(d) our shareholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid In Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation ($)	Total ($)
Caroline Dorsa	84,500	67,375	0	0	0	0	151,875
Ernest H. Drew	93,500	67,375	0	0	0	0	160,875
Albert R. Gamper, Jr.	100,500	67,375	0	0	0	0	167,875
Conrad K. Harper	92,000	67,375	0	0	0	0	159,375
William V. Hickey	96,500	67,375	0	0	3,124	0	166,999
Shirley Ann Jackson	108,000	67,375	0	0	5,856	0	181,231
Thomas A. Renyi	90,500	67,375	0	0	0	0	157,875
Richard J. Swift	95,495	67,375	0	0	0	0	162,870

[1]

Includes all meeting fees, chair/committee retainer fees and the annual retainer. During 2007, each director who was not an officer of us or our subsidiaries and affiliates was paid an annual retainer of $45,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to us or PSE&G. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the Audit Committee, who received $15,000 and the Chair of the Organization and Compensation Committee, who received $10,000. In addition, each member of the Audit Committee received an additional annual retainer of $5,000.

[2]

Amount shown reflects the expense included on PSEG’s Financial Statements for 2007 related to awards under the 2007 Equity Compensation Plan for Outside Directors (Directors’ Equity Plan) granted on May 1, 2007 and still outstanding as determined under FAS 123R. The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in her/his name and accrues earnings credits equivalent to the earnings on shares of PSEG Common Stock. If a director fails to remain as a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of PSEG Common Stock after the director terminates service on the Board in accordance with distribution elections made by her/him.

For Each outside director the grant date fair value of the award was $100,000 on May 1, 2007, which equated to 2,306 stock units based on the then-current market price of the Common Stock (on a post- stock split basis). In addition, each outside director’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate. For a discussion on the assumptions made in valuation, see Note 17 to the Consolidated Financial Statements included in PSEG’s 2007 Annual Report on Form 10-K.

[3]

Includes interest earned under the Directors’ Deferred Compensation Plan at Prime plus 1/2% to the extent that it exceeds 120% of the applicable Federal long-term rate. The directors do not participate in a PSEG-sponsored pension plan.

Directors’ Deferred Compensation Plan

Under PSEG Deferred Compensation Plan for Directors (Directors’ Deferred Compensation Plan), directors who are not employees may elect to defer any portion of their retainer and meeting attendance fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Directors’ Deferred Compensation Plan account. Distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 71st birthday or (ii) the January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of (x) one lump-sum payment, or (y) annual distributions over a period selected by the participant, up to 10 years. Restricted stock awarded to directors pursuant to stock plan for outside directors. The shares are subject to forfeiture if the director leaves prior to age 72.

The following table shows outstanding stock units and restricted shares as of December 31, 2007 adjusted for the stock split:

	Dorsa #	Drew #	Gamper #	Harper #	Hickey #	Jackson #	Renyi #	Swift #
Stock units	2,306	2,306	2,306	2,306	2,306	2,306	2,306	2,306
Restricted stock	8,800	15,600	9,600	13,200	9,600	9,600	8,800	14,400

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (A) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (B) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Amounts deferred under the Directors’ Deferred Compensation Plan are credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 fund available to employees under the Company’s 401(k) Plans, (ii) at the rate of Prime plus 1/2% or (iii) by reference to the performance of the Company’s Common Stock, in such percentages designated by the participant. A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus 1/2%.

For 2007, the rates of returns for these funds were as follows:

Conservative Pre-Mixed Portfolio	5.66%
Moderate Pre-Mixed Portfolio	6.12%
Aggressive Pre-Mixed Portfolio	6.09%
S&P 500 Fund	5.40%
Prime Plus 1/2%	9.03%
PSEG Common Stock	50.35%

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, each of the following individuals served as a member of the Organization and Compensation Committee: Shirley Ann Jackson, Chair, Ernest H. Drew, Albert R. Gamper, Jr., Conrad K. Harper, William V. Hickey, Thomas A. Renyi, and Richard J. Swift. During 2007, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. Other than as described below under Transactions With Related Persons, no member of the Organization and Compensation Committee had a direct or indirect material interest in any transaction with us.

TRANSACTIONS WITH RELATED PERSONS

Except as stated below, there were no transactions during 2007, and there are no transactions currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, or their immediate family members) had or will have a direct or indirect material interest.

Thomas A. Renyi, a director of PSEG, is Executive Chairman of the Board of The Bank of New York Mellon Corporation (BNY), a participant in three credit facilities of PSEG and its subsidiaries. Each of these facilities, and BNY’s participation, was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BNY, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Our policies and procedures with regard to transactions with related parties, including the review, approval or ratification of any such transactions, the standards applied and the responsibilities for application are set forth in the Corporate Governance Principles and the Standards of Integrity, discussed above. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

Under the Corporate Governance Principles, a director of PSEG must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute. The Standards of Integrity establish expectations for behavior for directors, officers and employees regarding, among other things, corporate opportunity, conflict of interest, and customer, supplier, competitor and governmental relations. The Standards of Integrity establish a procedure for seeking guidance, reporting concerns, investigation and discipline.

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is composed solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/investor/governance. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The Independent Registered Public Accountant of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of Public Company Accounting Oversight Board (PCAOB) (U.S.) and on management’s assessment of internal controls and for issuing reports thereon. The Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

In performance of its responsibilities, the Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2007 and discussed these financial statements with management, the internal auditors and the independent auditor. The Committee periodically meets privately with the internal auditors and with the independent auditor, and also meets in executive session with only Committee members present.

Management has represented to the Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed the consolidated audited financial statements with management, the internal auditors and the independent auditor. The Committee discussed with the independent auditor the PCAOB’s required communications and other requirements, including the following:

•	methods used to account for significant transactions;

•	the effect of significant accounting policies in emerging areas;

•	the process used by management in formulating accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•	any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements; and

•	critical accounting policies.

The independent auditor also provided to the Committee the written disclosures required by the PCAOB’s standards and current SEC requirements for auditor independence. The Committee discussed with the independent auditor the firm’s independence with respect to PSEG and its management and discussed the internal controls and an assessment of the audits of Deloitte & Touche LLP by the PCAOB. The Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Committee determined that the independent auditor has the requisite independence.

Based on the Committee’s discussions with management, the internal auditors and the independent auditor, the Committee’s review of the audited financial statements, the representations of management regarding the audited financial statements and the report of the independent auditor to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Members of the Audit Committee:

Albert R. Gamper, Jr., Chair
Caroline Dorsa
Shirley Ann Jackson
Thomas A. Renyi
William V. Hickey

February 19, 2008

FEES BILLED BY DELOITTE & TOUCHE LLP FOR 2007 AND 2006

The appointment, termination, compensation and oversight of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, is the direct responsibility of the Audit Committee of our Board of Directors, which reviews their independence, the services provided and their fees, as well as peer review reports of their performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to us and our subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2007 and 2006 totaled $6,849,675 and $7,517,543, respectively. The fees were incurred for audits of our annual consolidated financial statements and our subsidiaries, including our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2007 and 2006 totaled $47,400 and $437,300, respectively, primarily related to performing certain attest services.

Tax Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2007 and 2006 totaled $406,360 and $329,881, respectively.

All Other Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for services other than the services described above for the years ended December 31, 2007 and 2006 totaled $0 and $81,273, respectively, primarily for merger-related consultations and training sessions.

Proposal 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of our books of account and supporting records for 2008, subject to the ratification of the stockholders at the Annual Meeting of Stockholders.

Deloitte & Touche LLP has made the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

Proposal 3

STOCKHOLDER PROPOSAL

The following proposal was submitted on October 25, 2007 in accordance with applicable SEC rules. The proposal is printed exactly as it was submitted:

John A. Dal Pan, BSES, MS; 154 McCosh Road, Upper Montclair, NJ 07043, record-holder of more than 8000 shares of Public Service Enterprise Group, Inc. hereby informs the Company that I intend to present the following proposal at the 2008 Annual Stockholder’s Meeting:

“Resolved: The shareholders of Public Service Enterprise Group (PSEG) urge our Board of Directors and its Executive Compensation Committee to take the necessary steps to modify the system of compensation for senior executives to include:

•

Salary: The chief executive officer’s salary should be targeted at the mean of salaries paid at similar companies, not to exceed $1,000,000.00 annually. No senior executive to exceed the CEO’s compensation. If the mean of similar companies is determined to be higher then recommended compensation the Shareholders of the company will be informed which companies and what executive compensations are used in determining the compensation.

•

The annual bonus paid to senior executives should be based on well defined quantitative (financial) and qualitative (non-financial) performance measures and capped at 20% of salary. The bases for bonuses should be published for Shareholders’ review.

•

Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options; and should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. When such grants are made, explanations should be given to the Shareholders justifying in detail why such grants are made and deserved.

Executive employment agreements and contracts should be published for Shareholder review. Other perks received by Executives and Senior Management such as insurances not available to general employees, use of company facilities (vehicles, parking, etc.), car allowances, beneficial values of Company owned tickets to NJPAC, Giant Stadium, Continental Arena, Bears Stadium, etc. and memberships to Country/Golf Clubs should be evaluated and added to the value of their Base compensation.”

Supporting statement:

We believe that the compensation paid to senior executives at many companies, and in particular our Company, is excessive, unjustified, and contrary to the interest of PSEG, their shareholders, and other equity interest.

A similar proposal was made to the PSEG Board of Directors at the 2005 Stockholders meeting. The proposal received support from 11.4% of the voted shares. The support is respectable for a first time proposal. We believe this vote is without the support of the institutions and funds shareholders that traditionally support company managements. It indicated that there is strong long-term Shareholder’s support for the intent of the proposal. The owners of the Company should know how their executives are compensated and why. The owners should be able to have a voice in how their money is spent and the company’s operation.

The suggested limits on compensation are not arbitrary. They are more than reasonable considering how excessive executive compensations have become. There is a definite need to bring executive compensation to a more reasonable level.

The long-term small Shareholders who invested in what they hoped was a stable Company that would pay them dividends over the years into their retirement are in jeopardy of losing their investment due to the greed of the Senior Executives and their Board of Directors.

We urge you to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

The Board of Directors recommends a vote against this proposal because it believes arbitrary caps and restrictions on executive compensation are not in the best interests of us or our stockholders. The Board of Directors believes that the Organization and Compensation Committee should retain flexibility to design appropriate compensation programs in light of current circumstances, including operations and goals for management, the regulatory environment and competitive practices. Further, the Board of Directors believes that the disclosure of executive compensation in accordance with SEC requirements, as included in this Proxy Statement, provides stockholders with appropriate information with which to make informed decisions about us.

In accordance with its charter, the Organization and Compensation Committee, which is composed entirely of independent directors, is responsible for designing and administering the executive compensation programs. As discussed above under Corporate Governance-Committees of the Board and in Compensation Discussion and Analysis, the Committee reviews the performance and compensation of senior executive officers and obtains the advice of an independent compensation consultant. The Board of Directors strongly supports the concept of performance-based executive compensation arrangements that are designed to align executive compensation with long-term stockholder interests and are market competitive. For these reasons, the Committee has taken into account many of the features described in the stockholder proposal, including targeting the CEO’s salary against the median of similar companies, ensuring that annual bonuses are based on well-defined measures that are performance-based, providing for performance-based equity awards that vest over several years to encourage long-term equity holdings by executives and ensuring detailed disclosure of executive compensation.

The fundamental difference between the Organization and Compensation Committee’s current executive compensation programs and the stockholder proposal is the lack of flexibility provided by the proposal. The Board of Directors believes that restricting potential incentive program features and capping compensation levels for executives would unduly restrict the Committee’s choice among performance-based compensation arrangements. The caps proposed by the proponent are inconsistent with targeting compensation at the median of competitive companies. The Board of Directors believes that imposing caps would make it difficult to attract and retain key executive personnel. Further, the short-term and long-term incentive compensation programs, which do not provide compensation caps as proposed by the stockholder proponent, have been overwhelmingly approved by stockholders.

The Board of Directors also understands the importance of preserving flexibility in compensation so that the Committee can choose incentives that best balance the variety of goals that we seek to pursue through compensation arrangements. In choosing the appropriate compensation arrangement to use for executives, the Committee must consider many factors, such as the goals the Board of Directors has established for the company and management, tax, and accounting consequences of various arrangements, competitive practices of comparable companies and prevailing pay rates. The Board of Directors believes that limiting the Committee’s ability to design compensation programs and set competitive compensation levels in line with those of other companies would place us at a significant competitive disadvantage in the recruitment and retention of top executives.

Essentially identical proposals have been overwhelmingly rejected by stockholders on two previous occasions.

Proposal 4

STOCKHOLDER PROPOSAL

The following proposal was submitted on October 25, 2007 in accordance with applicable SEC Rules. The proposal is printed exactly as it was submitted:

I, Jean V. Dal Pan, 154 Mc Cosh Road, Upper Montclair, NJ 07043, owner of more than 1950 shares of Public Service Enterprise Group, Inc. held in brokerage account hereby informs the Company that I intend to present the following proposal at the 2008 Annual Stockholder’s Meeting:

“Resolved: The shareholders urge the Board of Directors to take the necessary steps to nominate candidates for the Board of Directors from the long term stockholder i.e., those who have owned 5,000 or more shares of PSEG for more than 10 years, and eliminate age restriction etc. for such candidate.”

Supporting statement:

One of the functions of the Board of Directors is to exercise fiduciary responsibility for the benefit of the stockholders, that is the owners of the Company. We hold that there is no one better qualified or who has a stronger interest in the welfare of the stockholders, and the best interests of the Company’s health and operation than a long term Shareholder.

We urge you to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

The Board of Directors recommends a vote against this proposal. The Board believes that the proposal is unnecessary and would limit its ability to identify and select director nominees and provide for an orderly process of succession planning. The Board believes that director nominees should be selected on the basis of the ability, experience, diversity of background and soundness of judgment of the potential nominee, rather than arbitrarily on the value or longevity of their investment in the Company. The proposal would reduce the Board’s flexibility to nominate talented individuals with valuable knowledge and insight merely because he or she did not have the required share ownership at the time of initial nomination. To align the interests of stockholders and directors, the Corporate Governance Principles adopted by the Board provide that each director must own at least 4,000 shares within three years after election to the Board.

The proposed requirement is unnecessary, as the current practices of the Corporate Governance Committee in identifying and evaluating potential candidates to recommend to the Board for nomination takes into account a variety of factors. The Corporate Governance Committee monitors the composition of the Board to assure it contains a reasonable balance of professional interests, business experience, financial expertise and independence. The Board does not believe that the mere fact of the length of time of share ownership should be given extraordinary preference or be a condition for eligibility in the nomination process. Moreover, directors receive a significant portion of their compensation in the form of PSEG Common Stock, as noted in the Director Compensation Table appearing in this Proxy Statement. The Board believes that its current policies and practices assure both the competence and suitability of director nominees as well as the alignment of director interests with those of shareholders.

The Board does not believe that eliminating the age restrictions for Directors is in our best interests in maintaining an orderly transition for retirement and proper succession planning. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit of the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that its policy promotes the value of fresh ideas and new perspectives. The Board believes that the age and service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

Proposal 5

STOCKHOLDER PROPOSAL

The following proposal was submitted on October 25, 2007 in accordance with applicable SEC Rules. The proposal is printed exactly as it was submitted:

Mrs. Maria S. Dal Pan-Dias, 2605 Heather Field Lane, Reno, NV 89521, record-holder of more than 620 shares of Public Service Enterprise Group, Inc. with the intention of continuing to hold the shares into the future, hereby informs the Company that I intend to present the following proposal at the 2008 Annual Stockholder’s Meeting:

“Resolved: The shareholders urge our Board of Directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC- required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position. The attendance record of each incumbent Director should also be included.”

Supporting statement:

Question: Is it an election if there is only one candidate?
Answer: No, an Election is the right or ability to make a choice.

When my family began accumulating stock in public companies, it was common practice to post two candidates for each director position, and directors were elected annually.

This proposal is not intended to make things easier for corporate management. It is intended to give the shareholders, the company owners, a choice in who sits on their Board of Directors. That is to choose those that they want and trust to exercise fiduciary responsibility for them.

Last year, this proposal was put forth for the second time, and again received the support of more than 8% of the voted shares, thus indicating that there is Stockholder support for this resolution. This proposal can be put forward one last time, by SEC rules, only if it receives the support of 10% of the voted shares.

Although our company’s Board of Directors claim to have recognized the importance of a sound procedure for the nomination of Directors, and believes the current process serves the stockholders well, I disagree. I believe that the Stockholders, the Company owners, can be better served by giving them a choice when voting for Directors.

Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair “choosing” his/her own board, that is, selecting those directors he/she expects will reflexively support his/her initiatives, and shedding those who may sometimes dissent. Such a process should create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

Our company should offer a rational choice when shareholders elect directors. Would such a process lead to board discontinuity? I doubt it, but it could only occur with a majority shareholders’ approval: in other words, the company owners’ approval.

Presumably, an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? It is possible, but surely our board should not be made of those intolerant of competition. Would such a procedure be “awkward” for management when it recruits candidates? Hopefully so, (Management could print a nominee’s name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the final decision on who serves as a board director from the hands of management, and place it in the hands of the shareholders.

We urge you to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

The Board of Directors has long recognized the importance of a sound procedure for the nomination of directors and believes that the current process serves stockholders well.

The Board’s current practice of nominating a single candidate for each Board position is consistent with the longstanding and widespread practice of major companies. The proponent does not cite any example of a corporation that has adopted the process she recommends. In each of the last three occasions that this proposal was presented, stockholders overwhelmingly rejected this proposal.

At present, the Corporate Governance Committee of the Board, which consists solely of independent directors, monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial expertise and independence. This Committee also considers the qualifications of existing Board members and new nominees, before recommending such individuals for election or re-election to the Board. The Board then selects nominees based on the Committee’s recommendation.

As set forth in this Proxy Statement under Corporate Governance - Committees of the Board, the Corporate Governance Committee has long had a policy of considering stockholders’ recommendations for nominees for election to the Board. This Committee utilizes the same criteria to evaluate all potential nominees.

Following nomination, and in accordance with federal securities laws that require all companies to include in their proxy material certain information about each candidate, the names, business experience and other information about all nominees, as well as existing Board members, are provided in the Proxy Statement to ensure stockholders are in a position to make an informed vote.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposals intended for inclusion in the Proxy Statement in connection with its 2009 Annual Meeting of Stockholders should be sent to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 3, 2008.

DISCRETIONARY PROXY VOTING AUTHORITY

If we are not notified by January 19, 2009 of any proposal intended to be presented for consideration at the 2009 Annual Meeting of Stockholders, then the proxies named by it with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

If any matters not described in this Proxy Statement should properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board of Directors and management did not know of any other matters which might be presented for stockholder action at the meeting.

SOLICITATION

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $12,500, plus reimbursement of expenses.

ANNUAL REPORT ON FORM 10-K

We have also provided without charge to each person solicited, a copy of our Annual Report on Form 10-K for the year 2007, which has been filed with the SEC. Each such copy of our Annual Report on Form 10-K so provided does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon request and upon payment of the fee specified therefor. The Form 10-K is also available on our website www.pseg.com/investor. In addition, our Corporate Governance Principles and the charters of the Board’s committees are posted on our website www.pseg.com/investor/governance. We will furnish print copies of such materials upon request. Any such request should be made in writing to Morton A. Plawner, Treasurer, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO STOCKHOLDERS

You can elect to view future Proxy Statements and Annual Reports electronically over the Internet instead of receiving paper copies in the mail. To do so, please log on to www.pseg.com/edelivery and follow the instructions. Each year, if you choose this option you will receive the Internet address where the materials can be found.

Security holders sharing an address can request delivery of a single copy of Annual Reports or Proxy Statements if they are receiving multiple copies of Annual Reports or Proxy Statements by writing or phoning as noted above.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR.
Secretary

February 29, 2008

Public Service Enterprise Group Incorporated
80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

Arrangements have been made to provide free parking within close proximity to the New Jersey Performing Arts Center (NJPAC) at locations designated (P) on the map above.

Please bring your parking ticket with you to the meeting so that it can be validated by PSEG. Reasonable parking expenses incurred at locations other than those shown above will be reimbursed. You may obtain driving directions and public transportation information by calling 1-888-GO-NJPAC or on the NJPAC website, www.njpac.org.

PUBLIC SERVICE ENTERPRISE
GROUP INCORPORATED
80 PARK PLAZA
NEWARK, NEW JERSEY 07101-1171

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET	OR	TELEPHONE		OR		MAIL

https://www.proxypush.com/peg			1-866-217-7057

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

CALL TOLL-FREE TO VOTE 1-866-217-7057

☐	This Proxy is valid only when signed and dated.
Do not return card if you have voted by the Internet or by telephone.
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.	☒
Votes must be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

1.	ELECTION OF DIRECTORS:

	FOR	☐	WITHHOLD	☐	FOR ALL	☐
	ALL		All		EXCEPT

Nominees for terms expiring in 2009 are:
01) Conrad K. Harper, 02) Shirley Ann Jackson, 3) Thomas A. Renyi

To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated.	☐

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2008.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” proposals 3, 4 and 5.

3.	Stockholder Proposal relating to Executive Compensation.	☐	☐	☐

4.	Stockholder Proposal relating to the Nomination of Directors.	☐	☐	☐

5.	Stockholder Proposal relating to the Election of Directors.	☐	☐	☐

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer.

Date Share Owner sign here	Co-Owner sign here

0054B

ADMISSION TICKET
Public Service Enterprise Group Incorporated 2008 Annual Meeting of Stockholders April 15, 2008 at 2:00 P.M.

(Registration Begins at 12:30 P.M.)

For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING

Detach Here.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
April 15, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 15, 2008 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

If you have not voted by telephone or by the Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Address Changes/Comments:

	Yes	No
Please indicate if you plan to attend the Annual Meeting by marking the appropriate box.	☐	☐	PSEG PROXY PROCESSING
P.O. BOX 3547
S HACKENSACK NJ 07606-9247

(If you have noted Address Changes/Comments above, please mark the corresponding box on the reverse side.)